Exhibit 10.23

FINRA Form REV -33R

REVOLVING NOTE AND CASH SUBORDINATION AGREEMENT

THIS REVOLVING NOTE AND CASH SUBORDINATION AGREEMENT (this “Agreement”) is entered into this October 24, 2025, among Byline Bank, in its capacity as lead arranger and administrative agent (the “Administrator”), Clear Street LLC (the “Broker/Dealer”), and the financial institutions from time to time party to this Agreement (each, individually, a “Lender,” and, collectively, the “Lenders”), including, but not limited to, Byline Bank as lead Lender. This Agreement shall not be effective or deemed to constitute a satisfactory subordination agreement under Appendix D to Rule I5c3-l under the Securities Exchange Act of I934, as amended (the “Act” or “SEA”), unless and until the Financial Industry Regulatory Authority (“FINRA”) has found the Agreement acceptable as to form and content.

1.	GENERAL

(a) Subject to the terms and conditions hereinafter set forth, each Lender, severally and not jointly, agrees that from time to time between the date first written above and October 24, 2027 (the “Credit Period”) it will lend to the Broker/Dealer sums of money on a revolving basis (each an “Advance”, collectively “Advances”) which, in the aggregate principal amount outstanding at any one time, shall not exceed Seventy Five Million Dollars ($75,000,000) (the “Credit Line” or “Commitment Amount”), in the respective amounts set forth in Rider A (defined below).

(b) During the Credit Period, the Broker/Dealer may utilize the Credit Line (as then in effect) by borrowing and/or prepaying outstanding Advances, in whole or in part, and reborrowing, all in accordance with the terms and provisions hereof. Each Advance shall be in the aggregate amount of One Million Dollars ($1,000,000) or higher integral multiple of One Million Dollars ($1,000,000), or such lesser amount as would bring the total principal amount advanced by the Lenders to Broker/Dealer to the Commitment Amount.

(c) The Broker/Dealer is obligated to repay the aggregate unpaid principal amount of all Advances on or before October 24, 2028 (the “Scheduled Maturity Date”). No Advance shall be considered equity (for purposes of Appendix D of Rule l 5c3-l under the Act) despite the length of the initial term of any Advance.

(d) The obligation of the Broker/Dealer to repay the aggregate unpaid principal amount of the Advances shall be evidenced by a promissory note of the Broker/Dealer to each Lender (each a “Revolving Note”) in substantially the form attached hereto as Exhibit A (with the blank spaces appropriately completed), payable to the order of such Lender, for an amount not exceeding in the aggregate the Credit Line and bearing interest at rates to be agreed upon by the Broker/Dealer and such Lender at the time of any Advance. Each Revolving Note shall be dated, and shall be delivered to such Lender, on the date of the execution and delivery of this Agreement by the Broker/Dealer. Each Lender shall, and is hereby authorized by the Broker/Dealer to, endorse on the schedule attached to the Revolving Note in favor of such Lender, or on a continuation of such schedule attached thereto and made a part thereof, appropriate notations regarding each Advance evidenced by such Revolving Note as specifically provided therein; provided, however, that the failure to make, or error in making, any such notation shall not limit or otherwise affect the obligations of the Broker/Dealer hereunder or under such Revolving Note.

(e) Whenever the Broker/Dealer desires to utilize the Credit Line, it shall so notify the Administrator by telephone or any agreed upon electronic method specifying the amount of the Advance and the date on which each such Advance is to be made. Such notice will also be given and confirmed in writing, to FINRA. Notice shall, at a minimum, identify (i) the date and amount of the proposed Advance, (ii) the aggregate amount of outstanding Advances and (iii) if the Advance is to be used to repay, in whole or in part, outstanding Advances, the amount and maturity of such Advance(s).

(f) The proceeds hereof shall be dealt with in all respects as capital of the Broker/Dealer, shall be subject to the risks of its business, and the Broker/Dealer shall have the right to deposit the proceeds hereof in an account or accounts in the Broker/Dealer’s name in any bank or trust company.

(g) This document contains several provisions which are optional and may be included in this Agreement if the parties mutually agree to incorporate such provisions. Each such provision is flagged by [OPTIONAL] appearing at the conclusion of its heading. The space to the left of each such provision enables the parties to indicate, by entering the word “Included”, to incorporate the particular provision(s). Any provision noted as [OPTIONAL] that has the word “Excluded” in the space to the left of such provision or lacks any appropriate indication for inclusion, by default, will not be included in this Agreement. In addition, paragraph 23 of this Agreement (“Optional Rider”), if incorporated by the parties, presents a vehicle for the parties to add their own provisions to this Agreement, subject to the terms and conditions there stated.

2.	SUBORDINATION OF OBLIGATIONS

Each Lender irrevocably agrees that the obligations of the Broker/Dealer under this Agreement with respect to the payment of principal and interest are and shall be fully and irrevocably subordinate in right of payment and subject to the prior payment or provision for payment in full of all claims of all other present and future creditors of the Broker/Dealer whose claims are not similarly subordinated (claims hereunder shall rank pari passu with claims similarly subordinated) and to claims which are now or hereafter expressly stated in the instruments creating such claims to be senior in right of payment to the claims of the class of this claim arising out of any matter occurring prior to the date on which the Broker/Dealer’s obligation to make such payment matures consistent with the provisions hereof. In the event of the appointment of a receiver or trustee of the Broker/Dealer or in the event of its insolvency, liquidation pursuant to the Securities Investor Protection Act of 1970 (“SIPA”) or otherwise, its bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshalling of the assets and liabilities of the Broker/Dealer, the holder hereof shall not be entitled to participate or share, ratably or otherwise, in the distribution of the assets of the Broker/Dealer until all claims of all other present and future creditors of the Broker/Dealer, whose claims are senior hereto, have been fully satisfied, or adequate provision has been made therefor.

3.	SUSPENDED REPAYMENT

(a) The Broker/Dealer’s obligation to pay the principal amount hereof on the Scheduled Maturity Date or any accelerated maturity date shall be suspended and the obligation shall not mature for any period of time during which, after giving effect to such payment obligation (together with the payment of any other obligation of the Broker/Dealer under any other subordination agreement payable at or prior to the payment hereof as well as the return of any Secured Demand Note and the Collateral therefor held by the Broker/Dealer and returnable at or prior to the payment hereof), any of the following circumstances apply at the time payment is to be made:

(i) in the event that the Broker/Dealer is not operating pursuant to the alternative net capital requirement provided for in paragraph (a)(1)(h) of Rule 15c3-l (the “Rule”) under the Act, the aggregate indebtedness of the Broker/Dealer would exceed 1200 percent of its net capital as those terms are defined in the Rule or any successor rule in effect, or such other percent as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the Securities and Exchange Commission (the “SEC”), or

(ii) in the event that the Broker/Dealer is operating pursuant to paragraph (a)(1)(h) of the Rule (the “Alternative Net Capital Requirement”), the net capital of the Broker/Dealer would be less than 5 percent (or such other percent as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC) of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule in effect, or

(iii) the Broker/Dealer’s net capital, as defined in the Rule or any successor rule in effect, would be less than 120 percent (or such other percent as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC) of the minimum dollar amount required by the Rule as in effect at such time (or such other dollar amount as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC), or

(iv) in the event that the Broker/Dealer is subject to the provisions of Paragraph (a)(6)(v) or (c)(2)(x)(C) of the Rule, the net capital of the Broker/Dealer would be less than the amount required to satisfy the 1000 percent test (or such other percent test as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC) stated in such applicable paragraph, or

(v) in the event that the Broker/Dealer is registered under the Commodity Exchange Act (the “CEA”), the net capital of the Broker/Dealer (as defined in and calculated in accordance with the CEA or the regulations thereunder) would be less than the percent or amount specified in Section 1.17(h)(2)(viii) of the regulations of the Commodity Futures Trading Commission (“CFTC”) or any successor regulation in effect.

(the above criteria being hereinafter referred to as the “Applicable Minimum Capital”).

(b) During any such period of suspension the Broker/Dealer shall, as consistent with the protection of its customers, promptly reduce its business to a condition whereby the principal amount hereof with accrued interest thereon could be paid (together with the payment of any other obligation of the Broker/Dealer under any other subordination agreement payable at or prior to the payment hereof as well as the return of any Secured Demand Note and the Collateral therefor held by the Broker/Dealer and returnable at or prior to the payment hereof) without the Broker/Dealer’s net capital being below the Applicable Minimum Capital, at which time the Broker/Dealer shall repay the principal amount hereof plus accrued interest thereon on not less than five days’ prior written notice to FINRA.

(c) The aggregate principal amount outstanding pursuant to this Agreement shall mature on the first day at which under this paragraph 3 the Broker/Dealer has an obligation to pay the principal amount hereof.

(d) If payment is made of all or any part of the principal hereof on the Scheduled Maturity Date or any accelerated maturity date and if immediately after any such payment the Broker/Dealer’s net capital is less than the Applicable Minimum Capital, each Lender agrees irrevocably (whether or not such Lender had any knowledge or notice of such fact at the time of any such payment) to repay to the Broker/Dealer, its successors or assigns, the sum so paid, to be held by the Broker/Dealer pursuant to the provisions hereof as if such payment had never been made; provided, however, that any demand by the Broker/Dealer to recover such payment must be made in writing to the applicable Lender, a copy of which must be provided to FINRA, within 120 calendar days from the date of such payment.

(e) The Broker/Dealer shall immediately notify FINRA of any suspension of its obligations to pay the principal amount hereof.

Yes 4.	LIQUIDATION OF BROKER/DEALER IF SUSPENDED FOR 6 MONTHS OR MORE [OPTIONAL]

If pursuant to the terms of paragraph 3 hereof, the Broker/Dealer’s obligation to pay the principal amount hereof is suspended and does not mature, the Broker/Dealer agrees (and each Lender recognizes) that if its obligation to pay the principal amount hereof is ever suspended for a period of six months or more, it will promptly take whatever steps are necessary to effect a rapid and orderly complete liquidation of its business but the right of the Lenders to receive payment hereunder shall remain subordinate as herein above set forth.

5.	PERMISSIVE PREPAYMENT WITHIN AND AFTER ONE YEAR

(a) With the prior written approval of FINRA, any time prior to one year following the date of any Advance, the Broker/Dealer may, at its option, but not at the option of the Lenders, pay all or any portion of the principal amount hereof to the Lenders prior to the Scheduled Maturity Date (such payment being hereinafter referred to as “Prepayment”). However, no Prepayment prior to one year following the date of any Advance shall be made if:

(i) after giving effect thereto (and to all other payments of principal of outstanding subordination agreements of the Broker/Dealer, including the return of any Secured Demand Note and the Collateral therefor held by the Broker/Dealer, the maturity or accelerated maturity of which are scheduled to occur within six months after the date such Prepayment is to occur pursuant to the provisions of this paragraph, or on or prior to the Scheduled Maturity Date for payment of the principal amount hereof disregarding this Paragraph, whichever date is earlier) without reference to any projected profit or loss of the Broker/Dealer, either aggregate indebtedness of the Broker/Dealer would exceed 900 percent of its net capital or its net capital would be less than 200 percent of the minimum dollar amount required by the Rule or, in the case of a Broker/Dealer operating pursuant to the Alternative Net Capital Requirement, its net capital would be less than 6 percent of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act, or, in the event that the Broker/Dealer is subject to the provisions of Paragraph (a)(6)(v) or (c)(2)(x)(C) of the Rule, the net capital of the Broker/Dealer would be less than the amount required to satisfy the 1000 percent test stated in such applicable paragraph, or, if an applicant for registration or registered under the CEA, the Broker/Dealer’s net capital would be less than the percent or amount specified in Section 1.17(h)(2)(vii)(B) of the regulations of the CFTC, or the Broker/Dealer’s net capital would be less than any such other percent or amount test as may be made applicable to the Broker/Dealer by FINRA, the SEC or the CFTC at the time Prepayment is to be made; or

(ii) pre-tax losses of the Broker/Dealer during the latest three-month period equaled more than 15 percent of current excess net capital.

(b) With the prior written approval of FINRA, at any time subsequent to one year following the date of any Advance, the Broker/Dealer may, at its option, but not at the option of the Administrator or the Lenders, make Prepayment(s). However, no Prepayment subsequent to one year following the date of any Advance shall be made if, after giving effect thereto (and to all other payments of principal of outstanding subordination agreements of the Broker/Dealer, including the return of any Secured Demand Note and the Collateral therefor held by the Broker/Dealer, the maturity or accelerated maturity of which are scheduled to occur within six months after the date such Prepayment is to occur pursuant to the provisions of this paragraph, or on or prior to the Scheduled Maturity Date for payment of the principal amount hereof disregarding this paragraph, whichever date is earlier) without reference to any projected profit or loss of the Broker/Dealer, any of the following circumstances apply at the time such Prepayment is to be made:

(i) in the event that the Broker/Dealer is not operating pursuant to the Alternative Net Capital Requirement, the aggregate indebtedness of the Broker/Dealer would exceed 1000 percent of its net capital as those terms are defined in the Rule or any successor rule in effect (or such other percent as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC), or

(ii) in the event that the Broker/Dealer is operating pursuant to the Alternative Net Capital Requirement, the net capital of the Broker/Dealer would be less than 5 percent (or such other percent as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC) of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule in effect, or

(iii) the Broker/Dealer’s net capital, as defined in the Rule or any successor rule in effect, would be less than 120 percent (or such other percent as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC) of the minimum dollar amount required by the Rule as in effect at such time (or such other dollar amount as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC), or

(iv) in the event that the Broker/Dealer is subject to the provisions of paragraph (a)(6)(v) or (c)(2)(x)(C) of the Rule, the net capital of the Broker/Dealer would be less than the amount required to satisfy the 1000 percent test (or such other percent test as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC) stated in such applicable paragraph, or

(v) in the event that the Broker/Dealer is registered under the Commodity Exchange Act (the “CEA”), the net capital of the Broker/Dealer (as defined in and calculated in accordance with the CEA or the regulations thereunder) would be less than the percent or amount specified in Section 1.17(h)(2)(vii)(A) of the regulations of the CFTC or any successor regulation in effect.

(c) If Prepayment is made of all or any part of the principal hereof prior to the Scheduled Maturity Date and if immediately after such Prepayment the Broker/Dealer’s net capital is less than the amount required to permit such Prepayment pursuant to the foregoing provisions of this paragraph, each Lender agrees irrevocably (whether or not such Lender had any knowledge or notice of such fact at the time of such Prepayment) to repay the Broker/Dealer, its successors or assigns, the sum so paid to be held by the Broker/Dealer pursuant to the provisions hereof as if such Prepayment had never been made; provided, however, that any demand by the Broker/Dealer to recover such Prepayment must be made in writing to the applicable Lender, a copy of which must be provided to the Administrator and FINRA, within 120 calendar days from the date of such Prepayment.

No 6.	LENDER’S RIGHT TO ACCELERATE MATURITY [OPTIONAL]

Subject to the provisions of paragraph 3 hereof, by written notice delivered to the Broker/Dealer at its principal office and to FINRA given no sooner than six months from the date hereof, the Administrator may accelerate payment to the last business day of a calendar month not less than six months after the receipt of such notice by both the Broker/Dealer and FINRA, but the right of the Administrator and the Lenders to receive payment of the principal amount hereof and interest shall remain subordinate as hereinafter provided.

Yes 7.	ACCELERATED MATURITY UPON THE OCCURRENCE OF AN EVENT OF ACCELERATION [OPTIONAL]

(a) By prior written notice to the Broker/Dealer at its principal office and to FINRA upon the occurrence of any Event of Acceleration (as herein after defined), given no sooner than six months from the effective date of this Agreement, the Administrator may accelerate the maturity of the payment obligation of the Broker/Dealer under this Agreement, together with accrued interest or compensation thereon, to the last business day of a calendar month which is not less than six months after notice of acceleration is received by the Broker/Dealer and FINRA. The right of the Administrator and the Lenders to receive payment, together with accrued interest or compensation thereon, shall remain subordinate as herein above set forth.

(b) If, upon the acceleration of maturity resulting from the occurrence of an Event of Acceleration, the payment obligation of the Broker/Dealer is suspended pursuant to paragraph 3 hereof, and liquidation of the Broker/Dealer has not commenced on or prior to such accelerated maturity date, then notwithstanding paragraph 3 hereof, the payment obligation of the Broker/Dealer with respect to this Agreement shall mature on the day immediately following such accelerated maturity date and in any such event the payment obligations of the Broker/Dealer with respect to all other subordination agreements then outstanding shall also mature at the same time. The right of the Administrator and the Lenders to receive payment, together with accrued interest or compensation thereon, shall remain subordinate as herein above set forth.

(c) Events of Acceleration which may be included in a subordination agreement are limited by paragraph (b)(10)(i) of Appendix D to the Rule and are limited to:

(i) Failure to pay interest or any installment of principal on a subordination agreement as scheduled;

(ii) Failure to pay when due other money obligations of a specified material amount;

(iii) Discovery that any material, specified representation or warranty of the broker or dealer which is included in the subordination agreement and on which the subordination agreement was based or continued was inaccurate in a material respect at the time made;

(iv) Any specified and clearly measurable event which is included in the subordination agreement and which the lender and the broker or dealer agree (1) is a significant indication that the financial position of the broker or dealer has changed materially and adversely from agreed upon specified norms; or (2) could materially and adversely affect the ability of the broker or dealer to conduct its business as conducted on the date the subordination agreement was made; or (3) is a significant change in the senior management of the broker or dealer or in the general business conducted by the broker or dealer from that which obtained on the date the subordination agreement became effective;

(v) Any continued failure to perform agreed covenants included in the subordination agreement relating to the conduct of the business of the broker or dealer or relating to the maintenance and reporting of its financial position.

(d) The Events of Acceleration included in this Agreement are as follows: All events described in paragraphs 7(c)(i) through (v) above and specified as Events of Default under Sections 8(a) through 8(c), Section 8(e), Sections 8(g) through 8(j), and Section 8(1) of Rider A.

Yes 8.	ACCELERATED MATURITY UPON THE OCCURRENCE OF AN EVENT OF DEFAULT [OPTIONAL]

(a) Notwithstanding the provisions of paragraph 3 hereof, if liquidation of the business of the Broker/Dealer has not already commenced, the payment obligation of the Broker/Dealer under this Agreement shall mature, together with accrued interest or compensation thereon, upon the occurrence of an Event of Default (as herein after defined). The date on which such Event of

Default occurs shall, if liquidation of the broker or dealer has not already commenced, be the date on which the payment obligations of the Broker/Dealer with respect to all other subordination agreements then outstanding shall mature but the right of the Administrator and the Lenders to receive payment, together with accrued interest or compensation, shall remain subordinate as herein above set forth.

(b) Events of Default which may be included in a subordination agreement are limited by paragraph (b)(10)(ii) of Appendix D to the Rule and are limited to:

(i) The making of an application by the Securities Investor Protection Corporation for a decree adjudicating that customers of the broker or dealer are in need of protection under the SIPA and the failure of the broker or dealer to obtain the dismissal of such application within 30 days;

(ii) The aggregate indebtedness of the broker or dealer exceeding 1500 percent of its net capital or, in the case of a broker or dealer that has elected to operate under paragraph (a)(l)(ii) of the Rule, its net capital computed in accordance therewith is less than 2 percent of its aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or, if registered as a futures commission merchant, 4 percent of the funds required to be segregated pursuant to the CEA and the regulations thereunder (less the market value of commodity options purchased by option customers on or subject to the rules of a contract market, each such deduction not to exceed the amount of funds in the option customer’s account), if greater, throughout a period of 15 consecutive business days, commencing on the day the broker or dealer first determines and notifies the Examining Authority for the broker or dealer, or the Examining Authority or the Commission first determines and notifies the broker or dealer of such fact;

(iii) The Commission shall revoke the registration of the broker or dealer;

(iv) The Examining Authority shall suspend (and not reinstate within 10 days) or revoke the broker’s or dealer’s status as a member thereof;

(v) Any receivership, insolvency, liquidation pursuant to the SIPA or otherwise, bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshalling of the assets and liabilities of the broker or dealer.

(c) The Events of Default included in this Agreement are as follows: All events described in paragraphs 8(b)(i) through (v) above.

Yes 9.	LIQUIDATION OF BROKER/DEALER UPON THE OCCURRENCE OF AN EVENT OF DEFAULT [OPTIONAL]

If liquidation of the business of the Broker/Dealer has not already commenced, the rapid and orderly liquidation of the business of the Broker/Dealer shall then commence upon the happening of an Event of Default (defined in paragraph 8 of this Agreement.)

10.	ACCELERATION IN EVENT OF INSOLVENCY

Notwithstanding the provisions of paragraph 3 hereof, the Broker/Dealer’s obligation to pay the unpaid principal amount hereof shall forthwith mature, together with interest accrued thereon, in the event of any receivership, insolvency, liquidation pursuant to SIPA or otherwise, bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshalling of the assets and liabilities of the Broker/Dealer; but payment of the same shall remain subordinate as herein above set forth.

11.	EFFECT OF DEFAULT

Default in any payment hereunder, including the payment of interest, shall not accelerate the maturity hereof except as herein specifically provided, and the obligation to make payment shall remain subordinate as herein above set forth.

12.	NOTICE OF MATURITY OR ACCELERATED MATURITY

The Broker/Dealer shall, in addition to any other notice required pursuant to this Agreement, immediately notify FINRA if:

(a) any acceleration of maturity occurs pursuant to the this Agreement; or

(b) after giving effect to all Payments of Payment Obligations (as such terms are defined in (a)(2)(iv) of Appendix D of the Rule) under subordination agreements then outstanding that are then due or mature within the following six months without reference to any projected profit or loss of the broker or dealer, the net capital of the Broker/Dealer would be less than the Applicable Minimum Capital (as that term and criteria is defined in paragraph 3 of this Agreement).

13.	NON-LIABILITY OF FINRA

Each Lender irrevocably agrees that the loan evidenced hereby is not being made in reliance upon the standing of the Broker/Dealer as a member of FINRA or upon FINRA’s surveillance of the Broker/Dealer’s financial position or its compliance with the By-Laws, rules and practices of FINRA. Each Lender has made such investigation of the Broker/Dealer and its partners, officers, directors, stockholders and other principals, from sources other than FINRA, as such Lender deems necessary and appropriate under the circumstances. Each Lender is not relying upon FINRA to provide, or cause to be provided, any information concerning or relating to the Broker/Dealer and agrees that FINRA has no responsibility to disclose, or cause to be disclosed, to such Lender any information concerning or relating to the Broker/Dealer which it may have now, or at any future time have. Each Lender agrees that neither FINRA, nor any director, officer or employee of FINRA, shall be liable to such Lender with respect to this agreement or the repayment of the loan evidenced hereby or of any interest or other compensation thereon.

14.	CEA APPLICANT OR REGISTRANT NOTIFICATION REQUIREMENTS

If the Broker/Dealer is an applicant for registration or registered under the CEA, the Broker/Dealer agrees, consistent with the requirements of Section 1.17(h) of the regulations of the CFTC (17 CFR 1.17(h)) or any successor regulation, that:

(a) whenever prior written notice by the Broker/Dealer to FINRA is required pursuant to the provisions of this Agreement, the same prior written notice shall be given by the Broker/Dealer to (i) the CFTC and/or (ii) the commodity exchange of which the Broker/Dealer is a member and which is then designated by the CFTC as the Broker/Dealer’s designated self-regulatory organization (the “DSRO”);

(b) whenever prior written consent, permission or approval of FINRA is required pursuant to the provisions of this Agreement, the Broker/Dealer shall also obtain the prior written consent, permission or approval of the CFTC and/or of the DSRO; and

(c) whenever the Broker/Dealer provides or receives written notice of acceleration of maturity pursuant to the provisions of this Agreement, the Broker/Dealer shall promptly give written notice thereof to the CFTC and/or to the DSRO.

15.	BROKER/DEALER AND LENDERS

(a) The term “Broker/Dealer” as used in this Agreement shall include the Broker/Dealer, its heirs, executors, administrators, successors and assigns. The provisions of this Agreement shall be binding upon such persons.

(b) The term “Lender” as used in this Agreement shall include each Lender, its heirs, executors, administrators, successors and assigns. The provisions of this Agreement shall be binding upon such persons.

16.	EFFECT OF FINRA MEMBERSHIP TERMINATION

Upon termination of the Broker/Dealer as a member of FINRA, the references herein to FINRA shall be deemed to refer to the then designated Examining Authority. The term “Examining Authority” shall refer to the regulatory body having responsibility for inspecting or examining the Broker/Dealer for compliance with financial responsibility requirements under Section 78iii(c) of SIPA and Section 17(d) of the Act.

17.	EFFECTIVE DATE

This Agreement shall be effective from the date on which it is approved by FINRA and executed by the parties and shall not be modified or amended without the prior written approval of FINRA.

18.	ENTIRE AGREEMENT

This instrument, together with any rider incorporated pursuant to paragraph 23 of this Agreement, embodies the entire agreement between the Broker/Dealer, the Administrator and the Lenders. No other evidence of such agreement has been or will be executed or effective without the prior written consent of FINRA.

19.	CANCELLATION, TRANSFER, SALE AND ENCUMBERANCE

(a) This Agreement shall not be subject to cancellation by either party.

(b) This Agreement may not be terminated, rescinded or modified if the effect thereof would be inconsistent with the requirements of the Rule or Appendix D to the Rule. Any and all amendments or modifications to this Agreement require the prior written approval of FINRA.

(c) The rights and obligations under this Agreement may not be transferred, sold, assigned, pledged, or otherwise encumbered or disposed of, and no lien, charge or other encumbrance may be created or permitted to be created thereon without the prior written consent of FINRA.

20.	NO RIGHT OF SET-OFF

Each Lender agrees that it is not taking and will not take or assert as security for the payment of the loan any security interest in or lien upon, whether created by contract, statute or otherwise, any property of the Broker/Dealer or any property in which the Broker/Dealer may have an interest, which is or at any time may be in the possession or subject to the control of such Lender. Each Lender hereby waives, and further agrees that it will not seek to obtain payment of the loan in whole or in any part by exercising any right of set-off it may assert or possess whether created by contract, statute or otherwise. Any agreement between the Broker/Dealer and each Lender (whether in the nature of a general loan and collateral agreement, a security or pledge agreement or otherwise) shall be deemed amended hereby to the extent necessary so as not to be inconsistent with the provisions of this paragraph.

21.	ARBITRATION

Any controversy arising out of or relating to this Agreement shall be submitted to and settled by arbitration pursuant to the By-Laws and rules of FINRA. The Broker/Dealer, the Administrator and the Lenders shall be conclusively bound by such arbitration.

22.	GOVERNING LAW

This Agreement shall be deemed to have been made under, and shall be governed by, the laws of the State of Illinois in all respects.

Yes 23.	OPTIONAL RIDER [OPTIONAL]

No

  By incorporating this provision, the Broker/Dealer, the Administrator and each Lender agree to include as part of this Agreement the terms and provisions contained in “Rider A” attached to this Agreement. The parties hereto may, via the annexed rider, add any mutually agreed upon term that is acceptable to FINRA and is not inconsistent with the Rule or Appendix D to the Rule. The parties, by incorporating this provision and the terms included in the incorporated Rider A, represent to FINRA, for its reliance, that no provision of Rider A, singly or in combination with any or all of the provisions of this Agreement, is inconsistent with any provision of Appendix D to the Rule or of any other applicable provision of the SEA, the rules and regulations thereunder, or the rules of FINRA, nor do any such provisions impede the ability of the Broker/Dealer to comply therewith.

24.	EXTENSION OF MATURITY [OPTIONAL]

The Scheduled Maturity Date and Credit Period hereof in each year, without further action by either the Administrator of the Broker/Dealer, shall be extended an additional year unless on or before the day seven months preceding the Scheduled Maturity Date then in effect, the Administrator shall notify the Broker/Dealer in writing, with a written copy to FINRA, that such Scheduled Maturity Date shall not be extended.

26.	EXECUTION

IN WITNESS HEREOF the parties hereto have set their hands and seals as of the date first above written.

BROKER/DEALER: CLEAR STREET LLC

By:	/s/ Brian Oliveira
Name: Brian Oliveira
Title: Chief Financial Officer

ADMINISTRATOR: BYLINE BANK

By:
Name: Scott Mier
Title: Senior Vice President

[Signature Page to Revolving Note and Cash Subordination Agreement]

26.	EXECUTION

IN WITNESS HEREOF the parties hereto have set their hands and seals as of the date first above written.

BROKER/DEALER: CLEAR STREET LLC

By:
Name: Brian Oliveira
Title: Chief Financial Officer

ADMINISTRATOR: BYLINE BANK

By:	/s/ Scott Mier
Name: Scott Mier
Title: Senior Vice President

[Signature Page to Revolving Note and Cash Subordination Agreement]

LENDER: BYLINE BANK

By:	/s/ Scott Mier
Name: Scott Mier
Title: Senior Vice President

[Signature Page to Revolving Note and Cash Subordination Agreement]

LENDER: FIRST MERCHANTS BANK

By:	/s/ Joshua McKenney
Name: Joshua McKenney
Title: Vice President

[Signature Page to Revolving Note and Cash Subordination Agreement]

LENDER: TRISTATE CAPITAL BANK

By:	/s/ Ellen Frank
Name: Ellen Frank
Title: Senior Vice President

[Signature Page to Revolving Note and Cash Subordination Agreement]

LENDER: LAKESIDE BANK

By:	/s/ James McGrogan
Name: James McGrogan
Title: Senior Vice President

[Signature Page to Revolving Note and Cash Subordination Agreement]

LENDER: OLD NATIONAL BANK

By:	/s/ Mike King
Name: Mike King
Title: Senior Vice President

[Signature Page to Revolving Note and Cash Subordination Agreement]

FINRA Form REV -33R EXHIBIT A

THIS NOTE IS ONE OF A SERIES OF NOTES ISSUED UNDER AND SUBJECT TO

THE PROVISIONS SET FORTH IN THAT CERTAIN REVOLVING LOAN AND CASH

SUBORDINATION AGREEMENT, AND ATTACHED RIDER A, EACH DATED AS OF

OCTOBER 24, 2025, BY AND AMONG CLEAR STREET LLC, BYLINE BANK, IN ITS

CAPACITY AS LEAD ARRANGER AND ADMINISTRATIVE AGENT, AND EACH

LENDER PARTY THERETO

REVOLVING NOTE

$[___],000,000	October 24, 2025
Chicago, Illinois

For value received. Clear Street LLC (the “Broker/Dealer”) hereby promises to pay to the order off [__] (the ‘Lender”) on October 24, 2028 (“Scheduled Maturity Date”), the principal sum of the aggregate unpaid principal amount of all Advances made by the Lender to the Broker/Dealer under the terms of that certain Revolving Note and Cash Subordination Agreement by and among the Broker/Dealer, Byline Bank, in its capacity as lead arranger and administrative agent, the Lender, and the other financial institutions from time to time a party thereto, dated October 24, 2025 (the “Agreement”). Such sum shall not exceed [___] Dollars ($[__]).

The Broker/Dealer also promises to pay interest on the unpaid principal amount of each Advance hereunder from the date of each such Advance until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rate per annum agreed upon by the Broker/Dealer and the Lender at the time of any Advance, said interest to be payable upon the maturity of the Advance.

This Revolving Note is subject in all respects to the provisions of the Agreement, which are deemed to be incorporated herein and a copy of which may be examined at the principal office of the Broker/Dealer.

All principal and interest payable hereunder shall be due and payable in accordance with the terms of the Agreement. Principal and interest payments shall be in money of the United States of America, lawful at such times for the satisfaction of public and private debts.

The Broker/Dealer promises to pay costs of collection, including reasonable attorney’s fees, if default is made in the payment of this Revolving Note.

The terms and provisions of this Revolving Note shall be governed by the applicable laws of the State of Illinois.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS HEREOF the parties hereto have set their hands and seals as of the date first set forth above.

BROKER/DEALER: CLEAR STREET LLC

By: /
Name:
Title:

LENDER: [___]

By: /
Name:
Title:

[Signature Page to Revolving Note to [LENDER]]

RIDER A TO

FINRA FORM REV-33R REVOLVING NOTE

AND CASH SUBORDINATION AGREEMENT

This Rider A (“Rider”) to that certain Revolving Note and Cash Subordination Agreement dated of even date herewith (“Form 33R”, and including this Rider, as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), dated as of October 24, 2025, is by Clear Street LLC, a Delaware limited liability company (the “Broker/Dealer”), Byline Bank, in its capacity as lead arranger and as administrative agent for the Lenders, as provided herein (the “Administrator”), and the financial institutions shown on Schedule 1 who are from time to time party to this Agreement (each, individually, a “Lender,” and, collectively, the “Lenders”), including, but not limited to, Byline Bank as lead Lender. Capitalized terms used herein that are defined in Form 33R, but not otherwise defined herein, shall have the meanings therein defined.

1. Defined Terms. For the purposes of this Loan Agreement, the following capitalized words and phrases shall have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 7(D(i).

“Administrator” has the meaning set forth in the preamble of this Rider.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, and (b) with respect to the Administrator or any Lender, any entity administered or managed by the Administrator or such Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Bank Product Agreements” means those certain agreements entered into from time to time by the Broker/Dealer with the Administrator or any Affiliate of the Administrator concerning Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Broker/Dealer to the Administrator or any Affiliate of the Administrator pursuant to or evidenced by Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” means any service or facility extended to the Broker/Dealer by the Administrator or any Affiliate of the Administrator, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) letters of credit, (f) ACH transactions, (g) cash management, including controlled disbursement, accounts or services, or (h) Hedging Agreements.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code (or successor statute).

“BMO Liquidity Line” means that certain credit line in the principal amount of five hundred fifteen million Dollars ($515,000,000) arranged by BMO Harris, NA, under which the Broker/Dealer is the debtor.

“Broker/Dealer” has the meaning set forth in the preamble of this Rider.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in London, England or Chicago, Illinois are required or permitted to close.

“Capital Lease” means, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Requirements” means all rules and regulations relating to “net capital” as defined in 17 CFR 240.15c3-l or any successor rule or as otherwise defined in the Loan Agreement.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” means, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by the Administrator or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. or P-1 by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by the Administrator or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than One Hundred Million Dollars ($100,000,000)), (d) any repurchase agreement entered into with the Administrator, or other commercial banking institution of the nature referred to in clause (c) above, which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a)

through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Administrator, or other commercial banking institution, thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Administrator.

“Change of Control” means the occurrence or existence of any one or more of the following: (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the existing Ownership Group, at any time of beneficial ownership of more than 50% of the voting power of the Broker/Dealer; (b) Parent ceases to control, directly or indirectly, the Broker/Dealer (including, but not limited to, the appointment of its manager); (c) Clear Street Group Inc. ceases to control, directly or indirectly, the Parent (including, but not limited to, the appointment of its manager); (d) a Change of Ownership; or (d) any merger, consolidation or other similar transaction involving the Broker/Dealer. As used herein, “control” means the possession of the power to direct, or cause the direction of, the management and policies a Person by contract or voting of securities or ownership interests.

“Change of Ownership” means the occurrence or existence of any either or both of the following: (a) Clear Street Global Corp, shall cease to own and control, directly or indirectly, at least 50.1% of the voting power of Clear Street Group Inc.; or (b) the CS Global Corp Ownership Group shall cease to own and control, directly or indirectly, at least 50.1% voting power of Clear Street Global Corp.

“Closing Date” has the meaning set forth in Section 6.

“Code” means the Internal Revenue Code of 1986, as amended, or successor statute.

“Contingent Liability” and “Contingent Liabilities” means, respectively, each obligation and liability of the Broker/Dealer and all such obligations and liabilities of the Broker/Dealer incurred pursuant to any agreement, undertaking or arrangement by which the Broker/Dealer: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, or (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“CS Global Corp Ownership Group” means, as of the Closing Date, (a) the beneficial owners of equity interests in Clear Street Global Corp., (b) any trust established for the benefit of the Persons described in clause (a) or any beneficiary of a trust that owns equity interests in Clear Street Global Corp., and (c) any entity that is wholly owned by the Persons described in clause (a) or clause (b) above.

“Debt” means, as to any Person, without duplication, (a) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (b) all obligations to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business); (c) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (d) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (e) the aggregate amount of all Capitalized Lease Obligations of such Person; (f) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (g) all Hedging Obligations of such Person; (h) all Debt of any partnership of which such Person is a general partner; and (i) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in the ordinary course of business of such Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an Event of Default or Unmatured Event of Default.

“Default Interest Rate” has the meaning set forth in Section 2(c).

“Defaulting Lender” means, subject to Section 2(h), any Lender that: (a) has failed to (i) fund all or any portion of its Revolving Loans within two (2) Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrator and Broker/Dealer in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrator or any Lender any other amount required to be paid by it hereunder or under the Loan Agreement within two (2) Business Days of the date when due; (b) has notified the Administrator and the Broker/Dealer in writing that it does not intend to comply with its funding obligations hereunder and under the Loan Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after written request by the Administrator or the Broker/Dealer, to confirm in writing to the Administrator and the Broker/Dealer that it will comply with its prospective funding obligations hereunder and under the Loan Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrator and the Broker/Dealer); or (d) has, or has a direct or indirect parent company that has, at any time after the date hereof (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrator that a Lender is a Defaulting Lender under the foregoing clauses (a) through (d) shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2(h)) upon delivery of written notice of such determination to the Broker/Dealer and each Lender.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrator, and (ii) unless an Event of Default has occurred and is continuing, Broker/Dealer (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, Eligible Assignee shall not include Broker/Dealer or any of its Affiliates and an Eligible Assignee must be a Qualified Lender.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit sharing and retirement plans of the Broker/Dealer described from time to time in the financial statements of the Broker/Dealer and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Broker/Dealer or to which the Broker/Dealer is a party or may have any liability or by which the Broker/Dealer is bound.

“Environmental Laws” mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning set forth in Section 8. As used in this Rider, an Event of Default is not intended to be interpreted as an “Event of Default” as provided under paragraph 8 of Form 33R.

“Examining Authority” means the self-regulatory body designated to be responsible for inspecting or examining the Broker/Dealer for compliance with financial responsibility requirements under Section 9(c) of the Securities Investor Protection Act of 1970 and Section 17(d) of the Exchange Act. For purposes of this Loan Agreement, “Examining Authority” includes FINRA in accordance with its responsibilities under any applicable regulatory services agreement with any Governmental Authority.

“Excess Net Capital” means, as of the relevant date of determination, the amount shown in box number 3910 under the heading “Computation of Alternative Net Capital Requirement” as shown on the Broker/Dealer’s FOCUS Reports, or under such other line on the Broker/Dealer’s FOCUS Reports pursuant to which the Broker/Dealer reports its excess net capital, whichever is applicable.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means that the rate set forth in H. 15(519) for that day under the caption “EFFECT”, as such rate is displayed on the Reuters Screen FEDFUNDS1 Page. If, by 5:00 p.m., Chicago time, on the day that is one Banking Day following the applicable date, such rate for the applicable date does not appear on the Reuters Screen FEDFUNDS1 Page or is not yet published in H. 15(519), the rate for such date will be the rate set forth in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, for that day opposite the caption “Federal funds (effective)”. If, by 5:00 p.m., Chicago time, on the day that is one Banking Day following the applicable date, such rate for the applicable date does not appear on the Reuters Screen FEDFUNDS1 Page or is not yet published in H. 15(519), H. 15 Daily Update or another recognized electronic source, the rate for that applicable date will be the rate for the first preceding day for which such rate is set forth in H. 15(519) opposite the caption “Federal funds (effective)”, as such rate is displayed on the Reuters Screen FEDFUNDS1 Page.

FINRA means the Financial Industry Regulatory Authority.

“FOCUS Reports” means Financial and Operation Combined Uniform Single Reports filed by the Broker/Dealer in accordance with Exchange Act rules and regulations.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Form 33R” has the meaning set forth in the preamble of this Rider.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory or self-regulatory agency or organization, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by, or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Indemnified Party” has the meaning set forth in Section 12(b).

“Interest Determination Date” means the date that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Period for which Term SOFR is being determined.

“Interest Payment Date” means the fifth (5th) day of each month, with the first such Interest Payment Date under this Agreement on November 5, 2025, and the final such Interest Payment Date on the Revolving Loan Maturity Date.

“Interest Period” means, each one (1) month period from, and including, the previous Interest Payment Date (or, in the case of the first Interest Period under this Agreement, the effective date of this Agreement) to, but excluding, the following Interest Payment Date (or, in the case of the final Interest Period, the Revolving Loan Maturity Date).

“Interest Rate” means, for any Interest Period, a per annum variable rate of Term SOFR plus Four and Three Quarters Percent (4.75%), provided that in no event shall the Interest Rate be less than Five and Three Quarters Percent (5.75%).

“Investment” means for any Person, (a) the acquisition (whether for cash, property, services or securities or otherwise) of equity interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), or (c) the entering into of any guaranty of or contingent obligation with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; provided that entering into of any hedging arrangement for bona fide hedging and risk management purposes shall not constitute an investment.

“Lender” and “Lenders” have the meanings set forth in the preamble of this Rider.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including, without limitation, an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, hen, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loans” means, collectively, all Revolving Loans made by the Lenders to the Broker/Dealer under and pursuant to this Loan Agreement.

“Loan Agreement” has the meaning set forth in the preamble of this Rider.

“Loan Commitment” means Seventy Five Million Dollars ($75,000,000).

“Loan Documents” means this Loan Agreement and all other agreements, certificates and other documents executed and delivered pursuant to this Loan Agreement by the Broker/Dealer or any officer, director or other authorized signatory thereof or any guarantor for the benefit of the Administrator, together with all amendments, restatements, reaffirmations, supplements or other modifications thereto.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of the Broker/Dealer, (b) a material impairment of the ability of the Broker/Dealer to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on the legality, validity, binding effect or enforceability against the Broker/Dealer of any of the Loan Documents.

“Net Capital” means “net capital,” as defined by the Rule and calculated in the manner set forth on the applicable FOCUS Report.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” mean the Loans, as evidenced by the Loan Agreement, all interest accrued thereon (including interest which would be payable as post-petition in connection with any proceeding under any Debtor Relief Laws or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Administrator hereunder, any expenses incurred by the Administrator hereunder and any and all other liabilities and obligations of the Broker/Dealer to the Administrator under this Loan Agreement and any other Loan Document, including any reimbursement obligations of the Broker/Dealer in respect of letters of credit and surety bonds, all Hedging Obligations of the Broker/Dealer which are owed to the Administrator or the applicable Lender or any Affiliate of the Administrator or such Lender, and all Bank Product Obligations of the Broker/Dealer, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals or extensions thereof.

“Obligor” means the Broker/Dealer, accommodation endorser, guarantor, third party pledgor, or any other party liable with respect to the Obligations.

“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by the Broker/Dealer, as lessee, other than any Capital Lease.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, the Loan Agreement or any of the other Loan Documents.

“Ownership Group” means (a) any and all Persons who, directly or indirectly, own equity interests in the Company, as of the Closing Date or affiliates of such Persons, (b) the spouses, children, siblings, parents or other lineal descendants of the parents of, (x) in the case of a Person in clause (a) above who is a natural person, any such Person described in clause (a) above or (y) in the case of a Person in clause (a) above that is an entity, the beneficial owners of any such Person described in clause (a) above (in each case, including in the case of adoption), (c) any trust settled by the Persons described in clause (a) or clause (b) above, and/or (d) any entity that is wholly owned by the Persons described in clause (a), clause (b) or clause (c) above.

“Parent” means Clear Street Holdings LLC, a Delaware limited liability company, its successors and assigns.

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Person” means any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means the Wall Street Journal Prime Rate (or, in the event the Wall Street Journal ceases to publish the prime rate, a successor publication rate as selected by the Administrator).

“Qualified Lender” means a “Qualified Lender” as defined in Rule 15c3-ld(a)(2)(v)(F)/01.

“Regulatory Change” means the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any Governmental Authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Administrator or its lending office, in each case, that first arises after the date hereof.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by either of the same, or any successor thereto.

“Replacement Index” has the meaning set forth in Section 2(f).

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Revolving Loans and Unused Revolving Credit Commitments constitute at least Sixty-Six Percent (66%) or greater of the sum of the total outstanding Revolving Loans and Unused Revolving Credit Commitments of the Lenders, or if there only are two Lenders, then both of the Lenders. To the extent provided in Section 18, the outstanding Revolving Loans and Unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including, without limitation, any and all statutes, judgments, orders, decrees, ordinances, rules, regulations, regulatory circulars, notices, interpretations or case law.

“Restricted Payment” means (a) any dividend or other distribution by the Broker/Dealer (whether in cash, securities or other property) with respect to any of its Capital Securities, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Securities, or (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Debt of the Broker/Dealer which is expressly subordinated to the payment of the obligations of the Broker/Dealer under the Loan Documents.

“Revolver Percentage” means, for each Lender, the percentage of the Loan Commitment represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all Revolving Loans then outstanding, as initially shown on Schedule 1.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make advances in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Revolving Loan Borrowing Termination Date” means October 24, 2027.

“Revolving Loan Maturity Date” means October 24, 2028.

“Revolving Loan” and “Revolving Loans” means, respectively, each direct advance and the aggregate of all such direct advances made by the Lenders to the Broker/Dealer under and pursuant to the Loan Agreement, as described in Form 33R and in Section 2.

“Revolving Note” or “Note” means a revolving note in the form attached to Form 33R or otherwise acceptable to the Administrator in the amount of the Revolving Credit Commitment and maturing on the Revolving Loan Maturity Date, executed by the Broker/Dealer and payable to the order of the applicable Lender, together with any and all renewal, extension, modification or replacement note executed by the Broker/Dealer, accepted by a Lender and given in substitution therefor.

“Rider” has the meaning set forth in the preamble of this Rider.

“Rule” has the meaning set forth in paragraph 3 of Form 33R.

“SEC” means the Securities and Exchange Commission and any successor organization discharging the regulatory functions of the Securities and Exchange Commission.

“Securities Financing” means any transaction where securities are used to borrow cash or where cash or securities are used to borrow securities, including but not limited to repurchase transactions, securities lending and sell-back or buy-back transactions.

“Sharing Agreement” means a management agreement, service agreement or similar agreement or written arrangement arising from or relating to shared office space, technology, trade services and other sharing of expenses by or among the Broker/Dealer and Parent and any of its or their Affiliates, together with all amendments thereto.

“SOFR” means the Secured Overnight Financing Rate, as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Subordinated Debt” means that portion of the Debt of the Broker/Dealer which is subordinated to the Obligations in a manner satisfactory to the Administrator (including, but not limited to, right and time of payment of principal and interest), including, without limitation, any unsecured Debt of the Broker/Dealer and its Subsidiaries which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Administrator.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at that time securities or other ownership interests of another class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Broker/Dealer.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including, without limitation, backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including interest, additions to tax or penalties applicable thereto.

“Tentative Net Capital” means, as of the relevant date of determination, an amount equal to (a) the amount shown in box number 3640 under the heading “Computation of Net Capital” as shown on the Broker/Dealer’s FOCUS Reports, or under such other line or box on the Broker/Dealer’s FOCUS Reports pursuant to which the Broker/Dealer reports its tentative net capital, whichever is applicable, minus (b) the amount of Loans then outstanding.

“Term SOFR” means, for any Interest Period, the Term SOFR Reference Rate on the related Interest Determination Date, as such rate is published by the Term SOFR Administrator at approximately 5:00 a.m., Chicago time; provided, however, that if as of 5:00 p.m. (Chicago time) on any Interest Determination Date the Term SOFR Reference Rate has not been published by the Term SOFR Administrator, then Term SOFR shall be the Term SOFR Reference Rate as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Interest Determination Date. If the Administrator determines, in the Administrator’s sole discretion, that Term SOFR remains not published or otherwise unavailable more than three (3) U.S. Government Securities Business Days prior to such Interest Determination Date then, at the Administrator’s option, upon notice of such circumstances from the Administrator to the Broker/Dealer, subject to the terms and conditions of this Loan Agreement and the Loan Documents and until a Replacement Index is established in accordance with Section 2(f) hereof, the balance of any advances shall bear interest at the Administrator’s “prime rate” which may be adjusted by the Administrator to include a different spread or margin (as so adjusted, the “Alternate Rate”) and the Broker/Dealer may request advances under this Loan Agreement bearing interest at the Alternate Rate. For purposes of the Loan Agreement, the Administrator’s “prime rate” shall be the “U.S. prime rate” as published in The Wall Street Journal. Notwithstanding the foregoing and unless there is an interest rate swap or other hedging instrument in place in connection with the Loan Agreement, if Term SOFR is less than zero, then during such time, Term SOFR shall be deemed to be zero.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate determined by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum of a 1-month forward-looking term rate based on SOFR that is published by the Term SOFR Administrator.

“Term SOFR Transition Date” has the meaning set forth in Section 2(f).

“Transition Notice” has the meaning set forth in Section 2(f).

“Unmatured Event of Default” means any event which, if continued uncured, will, because of the giving of notice, the passage of time or both (without any additional factor or event), constitute an Event of Default.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Voidable Transfer” has the meaning set forth in Section 15.

2. Revolving Loans.

(a) Commitments. Notwithstanding anything to the contrary in paragraph 1 of Form 33R, each Lender, by its acceptance hereof, severally agrees to make revolving credit loans to the Broker/Dealer from time to time between the effective date hereof and the Revolving Loan Borrowing Termination Date so long as no Default has occurred and is continuing or would result therefrom, and in such amounts as the Broker/Dealer may from time to time request, provided, however, that (i) the aggregate principal balance of all such advances outstanding at any time shall not exceed the Loan Commitment, and (ii) the aggregate principal balance of all such advances by any Lender outstanding at any time shall not exceed such Lender’s Revolving Credit Commitment. Revolving Loans made by the Lenders may be repaid and, subject to the terms and conditions of the Loan Agreement, borrowed again up to, but not including the Revolving Loan Borrowing Termination Date, subject to the applicable provisions of this Loan Agreement. Each advance of a Revolving Loan hereunder shall have a maturity date of at least twelve (12) months from the date of each such advance, unless prepaid pursuant to the permissive prepayment provisions of this Loan Agreement, provided that no maturity date of any advance of a Revolving Loan hereunder shall be later than the Revolving Loan Maturity Date. Each advance shall be made ratably by the Lenders in proportion to their respective Revolver Percentages.

(b) Manner of Borrowing. The Broker/Dealer shall give notice to the Administrator of each Revolving Loan request as provided in Section 2(d), and the Administrator shall give prompt notice to each Lender of any request for an advance from the Broker/Dealer, and the Administrator shall give notice to the Broker/Dealer and each Lender of the interest rate applicable thereto promptly after the Administrator has made such determination.

(c) Interest. Notwithstanding anything to the contrary in paragraph 1 of Form 33R, the principal amount of the Revolving Loans outstanding from time to time shall bear interest at a floating rate equal to the Interest Rate. Subject to the subordination provisions of this Loan Agreement (including, but not limited to, the provisions of paragraph 3 of the Form 33R), accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time, shall be due and payable monthly, in arrears, commencing on November 5, 2025, and continuing on the fifth (5th) day of each calendar month thereafter, and on the maturity date of the applicable advance of a Revolving Loan or Revolving Loan Maturity Date, as applicable. In the event of any repayment or prepayment of the Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Subject to the subordination provisions of this Loan Agreement, in the event that the Broker/Dealer fails to pay any amount of principal, interest, fees or other amounts payable under the Loan Documents when due, such overdue amount shall bear interest at the “Default Interest Rate,” which shall mean the rate of interest equal to the Interest Rate plus three percent (3.0%), such interest to be payable on demand. All interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the day a Loan is made but excluding the date of repayment).

(d) Notice and Advances. Notwithstanding anything to the contrary in paragraph 1 of Form 33R, each Revolving Loan shall be made available to the Broker/Dealer upon any written, verbal, electronic, telephonic or telecopy loan request which the Administrator receives and in good faith believes to emanate from a properly authorized representative of the Broker/Dealer, whether or not that is in fact the case. Upon receipt of any such request, the Administrator shall immediately notify the Lenders of such request. Each such notice shall be effective upon receipt by the Administrator, shall be irrevocable, and shall specify the date, amount and type of borrowing. The amount of borrowing shall be in an amount equal to One Million Dollars ($1,000,000) or a higher integral multiple of One Million Dollars ($1,000,000), or such lesser amount as would bring the total principal amount of Revolving Loans advanced hereunder to the Loan Commitment. A request for a direct advance must be received by the Administrator from a properly authorized representative of the Broker/Dealer no later than 11:30 a.m. Chicago, Illinois time, on the day it is to be funded. The proceeds of each direct advance shall be made available at the office of the Administrator by credit to the account of the Broker/Dealer or by other means requested by the Broker/Dealer and acceptable to the Administrator. The Broker/Dealer does hereby irrevocably confirm, ratify and approve all such advances by the Lenders and does hereby indemnify the Administrator and each Lender against losses and expenses (including court costs, reasonable outside attorneys’ and paralegals’ fees) and shall hold the Administrator and each Lender harmless with respect thereto, provided however, that Broker/Dealer shall not have any obligations to indemnify the Administrator and each Lender for losses and expenses arising from Administrator’s or a Lender’s willful misconduct or gross negligence.

(e) Loan Commitment Reduction. Broker/Dealer may reduce the amount of the Loan Commitment in a minimum amount of equal to One Million Dollars ($1,000,000) or a higher integral multiple of Five Hundred Thousand Dollars ($500,000), or such lesser amount as would bring the Loan Commitment to the total principal amount of Revolving Loans advanced hereunder, provided that any such reduction must be approved by the Examining Authority.

(f) No Liability. No Lender warrants or accepts responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR or any replacement rate thereto, including whether the replacement rate will produce the same value or economic equivalence of, or have the same volume or liquidity as the Term SOFR prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any conforming changes made to a replacement rate. The applicable Lender may select information sources or services in its reasonable discretion to ascertain Term SOFR or a replacement rate, in each case pursuant to the terms of the Loan Agreement, and shall have no liability to the Broker/Dealer or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(g) Replacement Index. If at any time the Administrator determines in its sole discretion that Term SOFR has ceased, will cease, or is not, or as of a specified future date, will not be representative of or in compliance with IOSCO Principles for Financial Benchmarks, then, at the Administrator’s option, the Administrator may establish a new index, in its sole discretion, which may be adjusted by the Administrator to include an different spread or margin (as so adjusted, the “Replacement Index”). The Administrator will notify the Broker/Dealer in writing (a “Transition Notice”) setting forth the Replacement Index, the new applicable rate, the date the same will become effective (the “Term SOFR Transition Date”) and the manner in which the applicable rate will be periodically reset (which shall be no less than once each month) based upon changes in the Replacement Index. The Term SOFR Transition Date will be no sooner than ten (10) days following the Transition Notice. Notwithstanding the foregoing and unless there is an interest rate swap or other hedging instrument in place in connection with this Loan Agreement, if the Replacement Index is less than zero, then the Replacement Index shall be deemed to be zero.

(h) Administrator Reliance on Lender Funding. Unless the Administrator shall have been notified by a Lender prior to the date on which such Lender is scheduled to make payment to the Administrator of the proceeds of a Revolving Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrator may assume that such Lender has made such payment when due and the Administrator may in reliance upon such assumption (but shall not be required to) make available to the Broker/Dealer the proceeds of the Revolving Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrator on the date so funded by the Administrator, such Lender shall, within one (1) Business Day following written demand by the Administrator, pay to the Administrator the amount made available by the Administrator to the Broker/Dealer attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Broker/Dealer and ending on (but excluding) the date such Lender pays such amount to the Administrator, calculated at a rate per annum equal to: (i) from the date the related Revolving Loan was made by the Administrator to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Prime Rate in effect for each such day. If such amount is not received from such Lender by the Administrator immediately upon demand, the Broker/Dealer will, on demand, repay to the Administrator the proceeds of the Revolving Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Revolving Loan, but without such payment being considered a payment or prepayment of a Revolving Loan under the Loan Agreement. For the avoidance of doubt, the Administrator shall not be required to fund the Advance of any Lender.

(i) Substitution of Lenders. In the event (i) the Broker/Dealer receives a claim from any Lender for compensation under Section 7(v) or Section 12, (ii) the Broker/Dealer receives notice from any Lender of any illegality, or (hi) any Lender is then a Defaulting Lender or such Lender is a Subsidiary or Affiliate of a Person who has been deemed insolvent or becomes the subject of a proceeding under any Debtor Relief Laws or a receiver or conservator has been appointed for any such Person (any such Lender referred to in clause (i) though (hi) above being an “Affected Lender”), the Broker/Dealer may, in addition to any other rights the Broker/Dealer may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Revolving Credit Commitments and the Revolving Loans and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Broker/Dealer, provided that (x) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (y) the Broker/Dealer shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender as if the Advances owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (z) the assignment is entered into in accordance with, and subject to the consents required by, Section 24 (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Broker/Dealer).

(j) Defaulting Lender Adjustments. Notwithstanding anything to the contrary under this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrator for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrator from a Defaulting Lender pursuant to Section 12(f) shall be applied at such time or times as may be determined by the Administrator as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrator hereunder; second, as the Broker/Dealer may request (so long as no Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement and the Loan Agreement, as determined by the Administrator; third, if so determined by the Administrator and the Broker/Dealer, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under the Loan Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or the Loan Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Broker/Dealer as a result of any judgment of a court of competent jurisdiction obtained by the Broker/Dealer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Loan Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made at a time when the conditions set forth in Section 6 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances owed to, such Defaulting Lender until such time as all Revolving Loans are held by the Lenders pro rata in accordance with their Revolver Percentages of the Revolving Credit Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Broker/Dealer shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(k) Defaulting Lender Cure. If the Administrator determines that a Lender is no longer a Defaulting Lender, the Administrator will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrator may determine to be necessary to cause the Revolving Loan to be held pro rata by the Lenders in accordance with their respective Revolver Percentages of the Revolving Credit Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Broker/Dealer while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

3. Taxes and Fees

(a) The Broker/Dealer shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law or reimburse the Administrator therefor to the extent paid by the Administrator.

(b) The Broker/Dealer agrees to pay to the Administrator for the ratable account of the Lenders a nonrefundable quarterly non-usage fee equal to the daily unborrowed portion of the Loan Commitment

(the “Non-Use Fee”). For purposes of the foregoing, the unborrowed portion of the Loan Commitment for any given day will be an amount equal to the result of: (i) the amount of the Loan Commitment; minus (ii) the sum of the aggregate principal amount of all Loans outstanding; in each case determined as of the end of such day. The Non-Use Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days at a rate per annum equal to One-Half Percent (0.50%). The accrued unpaid non-usage fee shall be payable quarterly beginning on December 31, 2025, and on the last day of each March, June, September and December thereafter prior to the Revolving Loan Maturity Date, with any outstanding unpaid amount due upon the Revolving Loan Maturity Date.

(c) The Broker/Dealer shall pay to the Administrator, for its own use and benefit, the fees agreed to between the Administrator and the Broker/Dealer in a fee letter of even date, or as otherwise agreed to in writing between them.

4. Payments.

(i) All payments hereunder shall be made at the office of the Administrator or at such other place as the Administrator may specify from time to time, in lawful money of the United States in immediately available funds without setoff or counterclaim, failing which, unless the payment obligation is suspended as provided in this Loan Agreement, the Administrator shall be entitled to all of the rights and remedies of an unpaid creditor with a matured indebtedness provided by applicable law, subject to the provisions for subordination set forth in this Loan Agreement. All payments to be made by the Broker/Dealer hereunder shall be made no later than 1:00 p.m. Chicago time on the due date. Any payments received after such time shall be deemed to have been received by the Administrator on the next Business Day. Fees and other amounts paid shall not be refundable under any circumstances, other than payments of principal or interest as required by any Requirements of Law due to the Broker/Dealer’s failure to maintain its Capital Requirements. The Administrator will promptly thereafter cause like funds to be distributed relating to the payment of principal or interest on the Revolving Loans and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of the Loan Agreement. If the Administrator causes amounts to be distributed to the Lenders in reliance upon the assumption that the Broker/Dealer will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on written demand by the Administrator, repay to the Administrator the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrator, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Prime Rate in effect for each such day.

(ii) If any payment of interest or principal due hereunder is not made within ten (10) days after such payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, the Broker/Dealer shall pay to the Administrator a “late charge” of five cents for each whole dollar so overdue to defray part of the cost of collection and handling such late payment. The Broker/Dealer agrees that the damages to be sustained by the Administrator for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, is not a penalty, and does not constitute a waiver of the Administrator’s rights with respect to the default.

(iii) Anything herein to the contrary notwithstanding, but subject in all events to the terms and conditions of the Loan Agreement, all payments and collections received in respect of the Obligations by the Administrator or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Revolving Credit Commitments as a result of an Event of Default shall be remitted to the Administrator and distributed as follows:

(i) first, to the payment of any outstanding costs and expenses incurred by the Administrator in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Broker/Dealer has agreed to pay the Administrator or Lenders hereunder (such funds to be retained by the Administrator for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrator);

(ii) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iii) third, to the payment of principal on the Revolving Loans to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iv) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Broker/Dealer; and

(v) finally, to the Broker/Dealer or whoever else may be lawfully entitled thereto.

5. Representations and Warranties. In order to induce the Administrator and Lenders to enter this Loan Agreement and make new Loans, the Broker/Dealer represents and warrants to the Administrator and each Lender as of the date hereof and as of each date on which the representations and warranties in this Section 5 are to be made or deemed to be made in accordance with the provisions of this Loan Agreement:

(a) Organization; Powers. The Broker/Dealer: (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite limited liability company power, and has all material governmental licenses, permits, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being and as proposed to be conducted; and (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify or to be in good standing would (either individually or in the aggregate) result in a Material Adverse Effect.

(b) Authorization; Enforceability. The Broker/Dealer has all necessary limited liability company power, authority and legal right to execute, deliver and perform its obligations under this Loan Agreement; the execution, delivery and performance by the Broker/Dealer of this Loan Agreement have been duly authorized by all necessary limited liability company action (including, without limitation, any required approvals); each has been duly and validly executed and delivered by the Broker/Dealer and this Loan Agreement constitutes its legal, valid and binding obligation, enforceable against the Broker/Dealer in accordance with its terms, except as such enforceability may be limited by any Debtor Relief Laws (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Approvals. No authorizations, approvals or consents of, and no filings or registrations with any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Broker/Dealer of this Loan Agreement, or for the legality, validity or enforceability hereof or thereof, except for (a) the approval of the Examining Authority to classify this Loan Agreement as a satisfactory subordinated loan agreement under Appendix D of the Rule (which is the only approval or consent of a Governmental Authority necessary to permit such classification, which approval will have been obtained prior to the effectiveness of this Loan Agreement and the making of the Loan hereunder), (b) authorizations, approvals or consents of any Governmental Authority which have been obtained or made prior to the making of the Loan hereunder and which are in full force and effect on the date of such Loan, and (c) routine filings with the SEC or the Examining Authority that may be required to be made from time to time after the date hereof.

(d) No Breach. None of the execution and delivery of this Loan Agreement, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, (i) the certificate of incorporation, bylaws or other organizational documents of the Broker/Dealer, or (ii) any applicable law or regulation, or any order, writ, injunction or decree of any court or Governmental Authority, (iii) or any agreement or instrument to which the Broker/Dealer is a party or by which the Broker/Dealer or any of its respective properties is bound or to which the Broker/Dealer is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind upon any property of the Broker/Dealer pursuant to the terms of any such agreement or instrument, except, in the case of this clause (iii), as would not reasonably be expected to have a Material Adverse Effect.

(e) Equity Ownership. All issued and outstanding Capital Securities of the Broker/Dealer are duly authorized and validly issued, fully paid, non-assessable and free and clear of all Liens, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The ownership and types of the Capital Securities of the Broker/Dealer are set forth on Schedule 5(e). Other than as set forth on Schedule 5(e), as of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Broker/Dealer.

(f) Financial Statements/Exchange Act Filings. All financial statements, including FOCUS Reports, submitted to the Administrator have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly in all material respects the financial condition of the Broker/Dealer and the results of the operations for the Broker/Dealer as of such date and for the periods indicated. Since the date of the last financial statement submitted by the Broker/Dealer to the Administrator, there has been no adverse change in the financial condition or in the assets or liabilities of the Broker/Dealer having a Material Adverse Effect on the Broker/Dealer. The Broker/Dealer has no contingent liabilities which are material to it other than (i) those that were incurred in the ordinary course of business, and (ii) other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 7(f). The Broker/Dealer has timely filed complete and correct Exchange Act filings, including but not limited to FOCUS Reports, in accordance with applicable Exchange Act rules and regulations.

(g) No Material Adverse Change. Since the date of the last financial statement submitted by the Broker/Dealer to the Administrator, there has been no material adverse change in the business, assets, prospects, operations or condition, financial or otherwise, of the Broker/Dealer, provided, that, the delivery of any subsequent financial statement shall not, on its own, be deemed to cure any Event of Default or Unmatured Event of Default (if any) that occurred prior to such delivery.

(h) Title to Property. The Broker/Dealer has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for any failure in the foregoing that would not reasonably be expected to have a Material Adverse Effect and for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. The Broker/Dealer owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Broker/Dealer does not infringe upon the rights of any other Person, except for any such failures to own or license or infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(i) Other Subordinated Debt. As of the Closing Date, there is no Subordinated Debt of the Broker/Dealer other than the Subordinated Debt.

(j) Net Capital. The Broker/Dealer operates under paragraph (a)(l)(ii) of the Rule for the computation of its Net Capital.

(k) Liquidity. Set forth on Schedule 5(k) is the Broker/Dealer’s most recent daily treasury report which specifies by institution the amount of cash, securities or other financial assets held by the Broker/Dealer at such institution.

(l) Taxes. The Broker/Dealer has filed or caused to be filed all federal income Tax returns, or applicable extensions thereof, and all other material Tax returns and information statements that are required to be filed by the Broker/Dealer and has paid all Taxes, or estimated Taxes (in connection with any extensions filed) due pursuant to such returns or pursuant to any assessment received by the Broker/Dealer, except for any such Tax or assessment the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. The charges, accruals and reserves on the books of the Broker/Dealer in respect of Taxes and other governmental charges are, in the opinion of the Broker/Dealer, adequate. The Broker/Dealer has not given or been requested to give a waiver of the statute of limitations relating to the payment of any federal, state, local and foreign Taxes or other impositions.

(m) Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the best knowledge of the Broker/Dealer, threatened, against the Broker/Dealer, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation or proceedings or performance guaranties with respect to the Broker/Dealer’s Subsidiaries in the ordinary course of business, the Broker/Dealer has no material guarantee obligations, Contingent Liabilities, liabilities for Taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully reflected or fully reserved for in the most recent audited financial statements delivered pursuant to Section 7(f), other than as were entered into in the ordinary course of business and as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(n) Event of Default. No Event of Default or Unmatured Event of Default has occurred and is continuing, and to its knowledge, the Broker/Dealer is not in default, which default could materially and adversely impact the Broker/Dealer, under any other material contract or agreement to which it is a party.

(o) ERISA Obligations. All Employee Plans of the Broker/Dealer meet the minimum funding standards of Section 302 of ERISA and 412 of the Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code is qualified; no withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies; and the Broker/Dealer has promptly paid and discharged all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

(p) Labor Relations, (i) There are no strikes, lockouts or other labor disputes against the Broker/Dealer or, to the Broker/Dealer’s knowledge, threatened, (ii) hours worked by and payment made to employees of the Broker/Dealer have not been in violation of the Fair Labor Standards Act or any other applicable law, and (iii) no unfair labor practice complaint is pending against the Broker/Dealer or, to the Broker/Dealer’s knowledge, threatened before any Governmental Authority.

6. Conditions Precedent to Closing. The obligation of the Lenders to make the Loans shall not become effective until the date (the “Closing Date”) on which each of the following conditions is satisfied or waived by the Administrator:

(a) Loan Documents. The Administrator (or its counsel) shall have received from the Broker/Dealer (i) Form 33R and this Rider signed on behalf of the Broker/Dealer, (ii) the Revolving Notes duly executed by Broker/Dealer in the form attached to the Loan Agreement as Exhibit A, and (iii) such other Loan Documents as required by the Administrator.

(b) Organizational and Authorization Documents. Copies of (i) the Certificate of Incorporation and bylaws (or equivalent formation and governing documents) of the Broker/Dealer and the Parent; (ii) resolutions of the Broker/Dealer approving and authorizing its execution, delivery and performance of the Loan Documents and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers of the Broker/Dealer executing any of the Loan Documents, each of which the Broker/Dealer hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Administrator may conclusively rely on each such document and certificate until formally advised by the Broker/Dealer of any changes therein; and (iv) good standing certificates in the state of formation of the Broker/Dealer and the Parent.

(c) Legal Opinion. The Administrator (or its counsel) shall have received an opinion of counsel to the Broker/Dealer, addressed to the Administrator and the Lenders, in form and substance satisfactory to the Administrator.

(d) Solvency Certificate. A Solvency Certificate executed by Broker/Dealer.

(e) Closing Certificate. A Closing Certificate executed by the Broker/Dealer.

(f) Examining Authority. The Administrator (or its counsel) shall have received evidence that the Examining Authority have found the Loan Agreement acceptable as to form and content and deemed it to constitute a satisfactory subordination agreement under Appendix D of the Rule.

(g) Sharing Agreements. To the extent not heretofore delivered to Administrator, copies of all Sharing Agreements currently in effect certified by an authorized officer of the Broker/Dealer, Parent or its or their Affiliates.

(h) Additional Documents. Such other certificates, financial statements, schedules, resolutions, notes and other documents which are provided for hereunder or which the Administrator shall require.

(i) Fees. The fees payable under Section 3 (including the fee letter referenced therein).

(j) Accuracy of Representations; No Default, (i) The representations and warranties of the Broker/Dealer made herein shall be true and complete in all material respects (where not already qualified by materiality, otherwise in all respects) on and as of the date of the making of the Loan with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of an earlier date, as of such earlier date), and (ii) no Default shall have occurred and be continuing.

(k) Compliance with Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Broker/Dealer shall be in compliance with all laws and regulations applicable to it, including Capital Requirements, and all regulatory approvals necessary for any advance under the Agreement shall have been obtained and be in full force and effect.

7. Covenants.

(a) Financial Covenants.

(i) Tentative Net Capital. At all times the Broker/Dealer shall maintain a Tentative Net Capital of at least Four Hundred Fifty Million Dollars ($450,000,000).

(ii) Excess Net Capital. At all times the Broker/Dealer shall maintain Excess Net Capital of at least Three Hundred Million Dollars ($300,000,000).

(iii) Maximum Leverage Ratio. At all times the amount of outstanding Loans shall not exceed 0.20 times the Broker/Dealer’s Tentative Net Capital.

(b) Maintenance of Existence. The Broker/Dealer will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence under the laws of its jurisdiction of organization.

(c) Maintenance of Licenses, Permits, Rights and Properties. The Broker/Dealer will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its licenses, permits, rights and properties necessary to conduct its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d) Maintenance of Property in Working Order. The Broker/Dealer will do or cause to be done all things necessary to keep its property in good working order and condition, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e) Compliance with Laws. The Broker/Dealer will (i) comply with all Requirements of Law applicable to it or its property, except such failures to comply as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Broker/Dealer; and (ii) pay and discharge all Taxes, assessments and charges or levies imposed by any Governmental Authority on it or its activities or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such Tax, assessment, charge or levy for which Broker/Dealer has given the Administrator prompt notice thereof and the payment of which is being contested in good faith and by proper proceedings which are promptly instituted and diligently pursued, against which adequate reserves have been established in accordance with GAAP and are being maintained.

(f) Financial Statements and Other Information. The Broker/Dealer shall provide the Administrator an opening balance sheet for Broker/Dealer showing sufficient capital as required by the Administrator. The Broker/Dealer shall at all times maintain its accounting on an accrual basis and in all material respects in accordance with GAAP, and shall furnish, or shall cause to be furnished, to the Administrator or its authorized representatives such information regarding the business affairs, operations and financial condition of the Broker/Dealer, including, but not limited to:

(i) promptly when available, and in any event within ninety (90) days after the close of each of its fiscal years beginning with the fiscal year ending December 31, 2025, a copy of the annual audited financial statements of the Broker/Dealer, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Administrator may reasonably request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent public accounting firm reasonably acceptable to the Administrator (the “Accounting Firm”), together with the auditor’s management letter;

(ii) promptly when available, and in any event within one hundred fifty (150) days after the close of each of its fiscal years beginning with the fiscal year ending December 31, 2025, a copy of the annual audited financial statements of Clear Street Group Inc., including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Administrator may reasonably request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by the Accounting Firm, together with the auditors management letter;

(iii) promptly when available, and in any event, within thirty (30) days after the close of each fiscal year beginning with the fiscal year ending December 31, 2025, evidence of the risk management policies and procedures adopted by the Broker/Dealer in form acceptable to the Administrator in its sole discretion, and, promptly upon completion, the Annual Third-Party Risk Management Program review for the Broker/Dealer;

(iv) promptly when available, and in any event, within forty-five days (45) days after the end of each fiscal quarter beginning with the fiscal quarter ending September 30,2025, a duly completed compliance certificate in the form attached hereto as Exhibit A, dated the date of such financial statements and certified as true and correct by the chief financial officer of the Broker/Dealer, containing (A) a computation of the applicable financial covenants set forth in Section 7(a) as of the last Business Day of such fiscal quarter and stating whether or not the Broker/Dealer has become aware of any Default that has occurred and is continuing or, if there is any such Default, describing it and the steps, if any, being taken to cure it, (B) a schedule of Broker/Dealer’s liquidity (bank and trading accounts), (C) disclosure of any legal and/or regulatory matters, which would reasonably be expected to have a Material Adverse Effect, including (whether or not such are reasonably expected to have a Material Adverse Effect): (1) if the chief executive officer, chief financial officer or chief compliance officer of the Broker/Dealer, in each case in their capacity as such, is subject to, or it is anticipated that the chief executive officer, chief financial officer or chief compliance officer of the Broker/Dealer, in each case in their capacity as such, will be subject to, any of the following: (w) a regulatory fine of $5,000,000; or (x) a settlement of $5,000,000 or more related to any litigation, arbitration or regulatory event, or (2) if Broker/Dealer is subject to, or it is anticipated that the Broker/Dealer will be subject to, any of the following: (y) a regulatory fine of $5,000,000; or (z) a settlement of $5,000,000 or more related to any litigation, arbitration or regulatory event; and (D) the amount of distributions as described in Section 7(1).

(v) promptly when available, and in any event within thirty (30) days after the last day of each month, a copy of the Broker/Dealer’s most recent FOCUS Report including its income statement as of the last day of such period, in reasonable detail, prepared by the Broker/Dealer in accordance with GAAP and certified to by its chief financial officer or such other officer acceptable to the Administrator; and

(vi) promptly upon request, such other business or financial data as the Administrator may reasonably request.

No change with respect to such accounting principles (other than to comply with changes in GAAP) shall be made by the Broker/Dealer without giving prior notification to the Administrator. The Administrator shall have the right during business hours, upon five (5) Business Days prior written notice thereof to the Broker/Dealer, to inspect the books and records of the Broker/Dealer and make extracts therefrom.

(g) Audit Reports. The Broker/Dealer shall (a) make available to the Administrator copies of any audit reports performed or required to be performed by the Examining Authority and (b) furnish to the Administrator copies of any audit reports performed or required to be performed by the Examining Authority which contains material adverse findings or otherwise results in liability.

(h) Field Audits. The Broker/Dealer shall, upon reasonable prior notice to the Broker/Dealer and at such reasonable times during normal business hours, permit the Administrator to inspect the tangible assets and/or other business operations of the Broker/Dealer, to perform appraisals of the equipment of the Broker/Dealer, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, journals, orders, receipts, correspondence and other data relating to accounts. Such inspections or audits will be limited to no more than once per calendar year provided that no Event of Default has occurred and is continuing. Unless an Event of Default shall have occurred and is continuing, all such inspections or audits that the Administrator conducts during any calendar year shall be at the Lenders’ sole expense (payable in accordance with their Revolver Percentage).

(i) Depository Relationship. The Broker/Dealer will utilize Administrator as its bank of account and depository (i) for depositing the proceeds of all Loans prior to any utilization thereof in accordance with the terms hereof, (ii) to make payments of principal and interest on the Loans as set forth in this Loan Agreement, and (iii) to pay fees as set forth in this Loan Agreement. For the avoidance of doubt, this provision is not intended to, and shall not, require the Broker/Dealer to retain proceeds of the

Loans for any period of time in its depository accounts. Broker/Dealer has no other Deposit Accounts except those listed on Schedule 7(i) attached hereto.

(j) Notices of Default and other Material Events. The Broker/Dealer will furnish notice to the Administrator in writing promptly after the Broker/Dealer knows or has reason to believe that (i) any Default has occurred, (ii) any proceeding by or before any Governmental Authority, and of any material development in respect of such legal or other proceedings, affecting the Broker/Dealer, except proceedings that if adversely determined, would not (either individually or in the aggregate) reasonably be expected to result in Material Adverse Effect, (iii) any default by any party under the BMO Liquidity Line, or (iv) any other development that results in, or could reasonably be expected to result in a Material Adverse Effect. Each notice delivered hereunder shall be accompanied by a statement of an executive officer of the Broker/Dealer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(k) Prohibition of Fundamental Changes. The Broker/Dealer will not: (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); (ii) acquire any business or property from, or equity interests of, or be a party to any acquisition of, any Person, except for Investments permitted under this Loan Agreement; or (iii) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any material part of its business or property, whether now owned or hereafter acquired, except for (A) sales of any tangible personal property that, in the reasonable business judgment of the Broker/Dealer, has become uneconomical, obsolete or wornout, or which is surplus property or which is no longer necessary for the proper conduct of the Broker/Dealer’s business and (B) sales of securities and other property in the ordinary course of business, in each case above without the prior written consent of the Required Lenders. The Broker/Dealer will not create or acquire any Subsidiary without the prior written consent of the Required Lenders.

(l) Restricted Payments. The Broker/Dealer will not declare or make directly or indirectly, any Restricted Payment at any time during which the Loan is outstanding. Notwithstanding the foregoing, so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Broker/Dealer may make dividends or other distributions or payments to the holders of its Capital Securities.

(m) Debt; Leases. The Broker/Dealer shall not create, assume, incur or have outstanding any Debt (including purchase money indebtedness) or operating lease other than as expressly permitted herein, or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(i) the Obligations under this Loan Agreement and the other Loan Documents, and other obligations owing to the Administrator and each Lender;

(ii) the BMO Liquidity Line, as may be amended or increased;

(iii) purchase money indebtedness and Capitalized Lease Obligations of the Broker/Dealer in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding;

(iv) obligations of the Broker/Dealer arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(v) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(vi) financing of securities and other financial instruments held in the normal day to day conduct of the Broker/Dealer’s business, including but not limited to any margin facility or margin- related Debt incurred to finance such securities or instruments;

(vii) any letters of credit (and related obligations) obtained by the Broker/Dealer and provided to lessors in connection with leases of real property in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding and provided that the Broker/Dealer provides written notice of any letters of credit (and related obligations) obtained by it to the Administrator within fifteen (15) days after thereof;

(viii) intercompany Debt so long as no Default has occurred and is continuing or would result from the incurrence of such intercompany Debt, provided that, in the event a Default has occurred and is continuing, all such intercompany Debt shall be deemed to be Subordinated Debt hereunder;

(ix) obligations of the Broker/Dealer for Taxes, assessments, municipal or other governmental charges;

(x) obligations of the Broker/Dealer for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(xi) Subordinated Debt in effect on the date of this Loan Agreement, and any other Subordinated Debt after the date of this Loan Agreement consented to in writing by the Administrator;

(xii) Debt to clearing firms, clearing houses, financial institutions, broker dealers and/or settlement banks for margin or secured financing incurred in the ordinary course of business;

(xiii) liabilities or obligations for or with respect to any liabilities incurred in the ordinary course of business including, without limitation, (A) credit default swaps or other credit derivatives entered into solely for the purpose of hedging, (B) Securities Financing, and (C) guarantees issued to or for trading counterparties;

(xiv) Debt incurred by the Broker/Dealer to finance acquisitions and Investments permitted under the Loan Documents; and

(xv) other Debt of the Broker/Dealer in an aggregate amount not to exceed $5,000,000 at any one time so long as, at the time of issuance, incurrence, assumption or creation of such Debt, no Default exists or would occur as a result of the incurrence of such Debt.

(n) Insurance. The Broker/Dealer shall at all times maintain with insurance companies such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated. All certificates of insurance are to be delivered to the

Administrator and the policies are to be premium prepaid, with the loss payable endorsement for the Property policy and additional insured endorsement for the General Liability in favor of the Administrator, and shall provide ten (10) days’ prior written notice before the effective date of cancellation if insurer cancels for non-payment of premium or for not less than thirty (30) days’ prior written notice to the Administrator of the exercise of any right of cancellation for any other reason.

(o) Liens. The Broker/Dealer will not create, incur, assume or suffer to exist any Lien, except to the extent such Lien is both (i) in the ordinary course of business of the Broker/Dealer, and (ii) would not reasonably be expected to result in a Material Adverse Effect; provided, further, that the foregoing shall not apply to nor operate to prevent:

(i) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(ii) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(iii) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Broker/Dealer secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $10,000,000 at any one time outstanding;

(iv) any interest or title of a lessor under any operating lease;

(v) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Broker/Dealer;

(vi) required deposits maintained with commodity or securities exchanges or their associated clearing corporations in the ordinary course of the business of the Broker/Dealer;

(vii) Liens (1) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (2) attaching to commodity trading accounts or other commodities brokerage accounts or relating to pooled deposit or sweep accounts of the Broker/Dealer to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, (3) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution

(including the right of set off) and which are within the general parameters customary in the banking industry and (4) in the nature of contractual rights of set-off relating to purchase orders and other agreements entered into with customers of the Broker/Dealer or otherwise in the ordinary course of business and customary holdbacks under credit cards or similar merchant processing, provided that, the Broker/Dealer shall provide written notice within fifteen (15) days of the incurrence of such Lien and shall provide an updated Schedule 7(o) hereto describing such Lien in reasonable detail;

(viii) Liens arising from precautionary Uniform Commercial Code financing statement filings, provided that, the Broker/Dealer shall provide written notice within fifteen (15) days of the incurrence of such Lien and shall provide an updated Schedule 7(o) hereto describing such Lien in reasonable detail;

(ix) Liens in connection with sales, transfers, leases, assignments or other conveyances or dispositions of securities permitted under this Agreement, including (1) Liens on securities granted or deemed to arise in connection with and as a result of the execution, delivery or performance of contracts to sell such securities if such sale is otherwise permitted hereunder, or is required by such contracts to be permitted hereunder, and (2) rights of first refusal, options or other contractual rights or obligations to sell, assign or otherwise dispose of any securities or interest therein, which rights of first refusal, option or contractual rights are granted in connection with a sale, transfer or other disposition of securities permitted hereunder; and

(x) Liens securing Debt permitted under Section 7(m).

(p) Investments. The Broker/Dealer shall not, either directly or indirectly, make or have outstanding any Investment, except: (i) Contingent Liabilities constituting Debt permitted by Section 7(m); (ii) Cash Equivalent Investments; (iii) advances to clearing houses, clearing firms, prime brokers, broker dealers and/or settlement firms with respect to margin money in the ordinary course of business; (iv) the buying and selling of securities in the ordinary course of business of the Broker/Dealer’s trading or clearing activity, or lending to the Broker/Dealer’s Affiliates in connection with the activities described in this clause (iv); and (v) acquiring entities engaged in a business that is complimentary to the existing business of the Broker/Dealer, provided that any such entity so acquired shall provide a guarantee securing the Obligations. Notwithstanding the foregoing, no Investment otherwise permitted by Sections 7(p)(i) or 7(p)(ii) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

(q) Transactions with Affiliates. Except as expressly permitted by this Loan Agreement, the Broker/Dealer shall not directly or indirectly: (i) make any Investment in an Affiliate other than as described in Section 7(p)(i) and 7(p)(iv); (ii) transfer, sell or assign or otherwise dispose of any material property to an Affiliate in a manner not consistent with relevant transfer pricing rules; (iii) merge into or consolidate with or purchase or acquire material property from an Affiliate at greater than market value; or (iv) enter into any other transaction for the benefit of an Affiliate (including, without limitation, guaranties and assumptions of obligations of an Affiliate) without obtaining reasonable compensation from the Affiliate; provided that (x) any Affiliate who is an individual may serve as a member, officer or employee of the Broker/Dealer and receive reasonable compensation (including reasonable bonuses) for his or her services in such capacity and (y) the Broker/Dealer may enter into transactions (other than extensions of credit by the Broker/Dealer to an Affiliate that are prohibited by this Loan Agreement) providing for the leasing of property and the rendering or receipt of services and property in the ordinary course of business, if the monetary or business consideration arising therefrom would be substantially as advantageous to the Broker/Dealer as the monetary or business consideration that it would obtain in a comparable transaction with a Person not an Affiliate.

(r) Distributions/Payments on Subordinated Debt. The Broker/Dealer shall not (i) make any distribution or dividend, whether in cash or otherwise, to the Parent if an Event of Default or Unmatured Event of Default exists or would result therefrom, (ii) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, at any time during which the Loan is in effect which would result in a Default under the Loan Documents; (iii) pay or prepay principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any Subordinated Debt, or (iv) set aside funds for any of the foregoing. Notwithstanding the foregoing, however, Broker/Dealer may pay interest in respect of any Subordinated Debt at any time prior to the occurrence of a Default.

(s) Issuance of Capital Securities, Subsidiaries. Other than issuances of Capital Securities that do not change the relative ownership percentages of the equityholders of the Broker/Dealer or otherwise result in a Change of Control, the Broker/Dealer shall not issue any Capital Securities that would, in the aggregate, exceed more than 20% of the economic interest of the outstanding amount of Capital Securities of Broker/Dealer as outstanding on the date of this Agreement without the prior written consent of Required Lenders, which consent shall not be unreasonably withheld. Promptly upon the formation or acquisition of any subsidiary, the Broker/Dealer. Except as permitted under Section 7(p), the Broker/Dealer shall not form or acquire any Subsidiaries without the prior written consent of the Administrator, which consent may be conditioned upon such Subsidiary securing the Obligations.

(t) Modifications of Certain Documents. The Broker/Dealer will not amend, modify or waive any of its rights under its organizational documents, other than (i) immaterial amendments, modifications or waivers that would not reasonably be expected to adversely affect the Administrator or Lenders and (ii) amendments or modifications that have been approved by the Administrator prior to being made.

Broker/Dealer shall deliver or cause to be delivered to the Administrator a copy of each amendment, modification or waiver of its organizational documents promptly after the execution and delivery thereof.

(u) ERISA Liabilities; Employee Plans. The Broker/Dealer shall (i) keep in full force and effect any and all Employee Plans which are governed by ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability that would reasonably be expected to have a Material Adverse Effect upon the Broker/Dealer; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Administrator immediately upon receipt by the Broker/Dealer of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Administrator upon its becoming aware of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

(v) Compliance with Regulatory Requirements; Increased Costs. If the Administrator or any Lender shall reasonably determine that any Regulatory Change, or compliance by the Administrator or such Lender, or any Person controlling the Administrator or such Lender, with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material or would otherwise reduce the amount of any sum received or receivable by such Lender hereunder or under such Lender’s Revolving Note with respect thereto, then from time to time, upon demand by the Administrator or such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Broker/Dealer shall pay directly to the Administrator or such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty days (180) days prior to the date on which the Administrator for such Lender first made demand therefor; provided that such demand is consistent with demands made generally in respect of the applicable facts and circumstances by Administrator or such Lender under other credit agreements containing a provision similar to this Section 7(v).

(w) Operating Leases. The Broker/Dealer shall not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Broker/Dealer to exceed $10,000,000 in any fiscal year.

(x) Sharing Agreements. The Broker/Dealer shall not directly or indirectly enter into any management, consulting or expense sharing arrangement with any Affiliate of the Broker/Dealer, Parent or any Subsidiary of the Broker/Dealer or Parent or any holder of Debt of the Broker/Dealer and/or Parent, or pay or accrue any management, consulting or similar fees to any Affiliate of the Broker/Dealer or Parent, or any Affiliate or Subsidiary of the Broker/Dealer or Parent without prior written approval from the Lender, except for the Sharing Agreements as set forth on Schedule 7(x) (it being understood that the Broker/Dealer is permitted to unilaterally update Schedule 7(x) from time to time to reflect additional Sharing Agreements entered into by the Broker/Dealer in the ordinary course of business consistent with past practice); provided that upon the occurrence or during the continuance of an Event of Default or Unmatured Event of Default, the Broker/Dealer shall not make payments under any of the Sharing Agreements, as may be updated from time to time, except (i) as required under SEC rules or by FINRA or its predecessor, the National

Association of Securities Dealers or (ii) to the extent required to fund or reimburse payroll in the ordinary course of the Broker/Dealer’s business consistent with past practice.

(y) Inconsistent Agreements. The Broker/Dealer shall not enter into any agreement containing any provision which would be violated or breached by any borrowing by the Broker/Dealer hereunder or by the performance by the Broker/Dealer of any of its Obligations hereunder or under any other Loan Document.

8. Events of Default. The Broker/Dealer, without notice or demand of any kind, shall be in default under this Rider upon the occurrence of any of the following events (each an “Event of Default”).

(a) Nonpayment of Obligations. Any amount of principal or interest due and owing under this Loan Agreement is not paid within five (5) Business Days of the date scheduled herein, or any other of the Obligations in excess of $10,000, whether by its terms or as otherwise provided herein, is not paid when Aus, provided that such five (5) Business Day period shall not apply to any amounts due as the result of any acceleration thereof permitted hereunder.

(b) Misrepresentation. Any written warranty, representation, certificate or statement of any Obligor in this Loan Agreement shall be false in any material respect when made, or if any financial data or any other information now or hereafter furnished to the Administrator by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect when made; provided that, such warranty or representation must be material in order to be deemed an Event of Acceleration under paragraph 8 of the Form 33R.

(c) Nonperformance.

(i) A violation of any of the financial covenants under Section 7(a).

(ii) Any failure to perform any covenant in this Loan Agreement or in the other Loan Documents relating to the conduct of the business of the Broker/Dealer or the maintenance and reporting of its financial position, including, but not limited to, the reporting of Broker/Dealer’s financial position to Administrator as required under Section 7, which is not cured within thirty (30) days after written notice to Broker/Dealer.

(d) Default under Loan Documents. A default under the Loan Agreement or any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Loan Agreement by express reference, shall be and constitute an Event of Default under this Loan Agreement and any other of the Obligations. Notwithstanding the foregoing, Broker/Dealer will be entitled to a thirty (30) day cure period for a default under the other Loan Documents, which cure period shall commence on the earliest to occur of (i) delivery of written notice by the Broker/Dealer to the Administrative Agent as required under this Agreement, (ii) the date on which the notice referred to in the foregoing clause (i) should have been provided to the Administrative Agent and (iii) delivery of written notice by the Administrative Agent to the Broker/Dealer, provided that the cure period shall not apply to an Event of Default under the remainder of this Section 8, a default under paragraph 8(b) of the Form 33R, a violation of any of the financial covenants under Section 7(a), or any payment default.

(e) Default under Other Debt. Any declared default, cancellation or acceleration by any Obligor in the payment of any Debt at or in excess of $20,000,000 including, without limitation, a declared default or cancellation by BMO Harris, NA, under the BMO Liquidity Line or acceleration of the Debt under the BMO Liquidity Line, or any Debt described in Section 7, for any other obligation beyond a period of thirty (30) days or such period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to, any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which is to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

(f) Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any material obligation of, or material condition agreed to by, any Obligor under the BMO Liquidity Line (but only if the Administrative Agent thereunder terminates the remaining commitments thereunder and declares the principal and accrued interest under the BMO Liquidity Line to then be due and payable) or with respect to any material purchase or lease of goods or services (after any applicable cure periods have elapsed) where such default, singly or in the aggregate with all other such defaults, would reasonably be expected to have a Material Adverse Effect.

(g) Bankruptcy, Insolvency, etc. Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any Debtor Relief Laws, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

(h) Judgments.

(i) The chief executive officer, chief financial officer or chief compliance officer of the Broker/Dealer shall be subject to any of the following: (A) a fine of $10,000,000 or more in connection with a regulatory event; (B) a settlement agreement that includes a payment by such individual of $ 10,000,000 or more in connection with any litigation, arbitration or regulatory event; (C) a final judgment, settlement, fine or other monetary penalty that exceeds an aggregate total of $10,000,000, which final judgement, settlement, fine or other monetary penalty is not paid, discharged or vacated, or had execution thereof stayed pending appeal, within thirty (30) days after entry or filing of such judgment, settlement, fine or other monetary penalty; or (D) a suspension of any such individual by any Examining Authority for a period in excess of five (5) days.

(ii) The Broker/Dealer shall be subject to any of the following: (A) a fine of $20,000,000 or more in connection with a regulatory event; (B) a settlement agreement that includes a payment by the Broker/Dealer of $20,000,000 or more in connection with any litigation, arbitration or regulatory event; (C) a final judgment, settlement, fine or other monetary penalty that exceeds an aggregate total of $20,000,000, which final judgment, settlement, fine or other monetary penalty is not paid, discharged or vacated, or had execution thereof stayed pending appeal, within thirty (30) days after entry or filing of such judgment, settlement, fine or other monetary penalty; or (D) a suspension of the Broker/Dealer by any Examining Authority for a period in excess of one (1) day.

(i) Change of Control. The occurrence of any Change of Control.

(j) Membership Status; Compliance. The membership of the Broker/Dealer on any commodity or securities exchange or the status of the Broker/Dealer as a clearing member thereof, shall be terminated (other than a voluntary termination of such membership or status by the Broker/Dealer for good faith business reasons), revoked or suspended for any reason, or the registration of the Broker/Dealer as a broker dealer with the SEC shall be suspended, revoked or terminated for any reason, or the Broker/Dealer shall fail to comply with any Capital Requirements, or the Broker/Dealer shall fail to remain registered as a broker-dealer and be in good standing with the Examining Authority and the Broker/Dealer’s DSRO.

(k) Material Adverse Effect. The occurrence of any development, condition or event which has a Material Adverse Effect.

(l) Subordinated Debt. The subordination provisions of any Subordinated Debt shall for any reason be revoked or invalid or otherwise cease to be in full force and effect in an amount equal to or in excess of $5,000,000. The Broker/Dealer shall contest in any manner, or any other holder thereof shall contest in any judicial proceeding, the validity or enforceability of the Subordinated Debt or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinated Debt.

(m) Suspension of Payment Obligations. Any condition or event shall have occurred which would have the effect of suspending the repayment obligation of the Broker/Dealer for any advance of Revolving Loans made under the Loan Agreement, whether or not any such advance has then been made to or is then due from the Broker/Dealer or there has been an actual default in the payment of any principal or interest of any such advance at the scheduled maturity or due date thereof.

9. Remedies. Upon the occurrence and during the continuation of an Event of Default, the Administrator shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Loan Agreement or the Loan Documents) relating to any of the Obligations or as otherwise provided at law or in equity, subject to paragraph 3 of the Form 33R. The Events of Default under Sections 8(a) through 8(c), 8(e), 8(g) through 8(i), 8(1) and 8(m) shall be and constitute an Event of Acceleration under paragraph 7 of the Form 33R. The Administrator may, either at its option or at the direction of Required Lenders, upon the occurrence of an Event of Default, upon written notice to the Broker/Dealer and the Examining

Authority, (i) terminate the Revolving Credit Commitments, (ii) upon the occurrence of an Event of Acceleration, accelerate any or all of the Obligations in accordance with the terms of paragraph 7 of the Form 33R, and (iii) exercise its rights and remedies under the Loan Documents, at law and in equity, subject in all events to the provisions of the Form 33R and Appendix D to the Rule. Upon the occurrence of an Event of Default, Administrator may, either at its option or at the direction of Required Lenders, demand upon written notice to Broker/Dealer that any fees, expenses or other amounts payable under any Sharing Agreement be suspended during such Event of Default, and in such case, Broker/Dealer, the Parent and their Affiliates shall cease such payments immediately upon notice. The parties, by incorporating the terms of this Rider, agree that to the extent any provision of this Rider is inconsistent with any provision of Appendix D to the Rule or of any other applicable provision of the SEA, the rules and regulations thereunder, or the rules of FINRA, then the Form 33R and such provisions, rules and regulations shall control, and no provision of this Rider shall impede the ability of the Broker/Dealer to comply with such provisions, rules and regulations or the terms of the Form 33R.

10. Administrator Provisions.

(a) Appointment and Authorization of the Administrator. Each Lender hereby appoints Byline Bank as the administrative agent under the Loan Documents and hereby authorizes the Administrator to take such action as Administrator on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrator by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrator is not acting as a fiduciary of the Lenders in respect of the Loan Documents, Broker/Dealer or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrator or any of the Lenders except as expressly set forth herein.

(b) Administrator and its Affiliates. The Administrator shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrator, and the Administrator and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Broker/Dealer or its Affiliates as if it were not the Administrator under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrator in its individual capacity as a Lender (if applicable).

(c) Action by Administrator. If the Administrator receives from the Broker/Dealer a written notice of an Event of Default, the Administrator shall promptly give each of the Lenders written notice thereof. The obligations of the Administrator under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrator shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided herein. Unless and until the Required Lenders give such direction, the Administrator may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrator be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrator shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrator shall be entitled to assume that no Event of Default exists unless notified in writing to the contrary by a Lender or Broker/Dealer. In all cases in which the Loan Documents do not require the Administrator to take specific action, the Administrator shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

(d) Consultation with Experts. The Administrator may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(e) Liability of Administrator; Credit Decision. Neither the Administrator nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrator nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Revolving Loan; (ii) the performance or observance of any of the covenants or agreements of Broker/Dealer contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 6, except receipt of items required to be delivered to the Administrator; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrator makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrator may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, Broker/Dealer, or any other Person for the default or misconduct of any such agents or attorneys- in-fact selected with reasonable care. The Administrator shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrator shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrator may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrator signed by such payee in form satisfactory to the Administrator. Each Lender acknowledges that it has independently and without reliance on the Administrator or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to Broker/Dealer in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of Broker/Dealer and the Administrator shall have no liability to any Lender with respect thereto.

(f) Indemnity. The Lenders shall ratably, in accordance with their respective Revolver Percentages, indemnify and hold the Administrator, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by Broker/Dealer and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrator shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrator hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrator by any Lender arising outside of this Agreement and the other Loan Documents.

(g) Resignation of Administrator and Successor Administrator. The Administrator may resign at any time by giving not less than thirty (30) days prior written notice thereof to the Lenders and Broker/Dealer. Upon any such resignation of the Administrator, the Required Lenders shall have the right to appoint a successor Administrator. If no successor Administrator shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the resigning Administrator’s giving of notice of resignation then the resigning Administrator may, on behalf of the Lenders, appoint a successor Administrator, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrator hereunder, such successor Administrator shall thereupon succeed to and become vested with all the rights and duties of the resigning Administrator under the Loan Documents, and the resigning Administrator be discharged from its duties and obligations thereunder. After any resigning Administrator’s resignation hereunder as Administrator, the provisions of this Section 10 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrator, but no successor Administrator shall in any event be liable or responsible for any actions of its predecessor. If the Administrator resigns and no successor is appointed, the rights and obligations of such Administrator shall be automatically assumed by the Required Lenders and Broker/Dealer shall be directed to make all payments due each Lender hereunder directly to such Lender.

(h) Designation of Additional Agents. The Administrator shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

11. Notices. Except as otherwise provided herein, Broker/Dealer waives all notices and demands in connection with the enforcement of the Administrator’s rights hereunder. All notices and other communications provided for hereunder shall be in writing and shall be mailed, faxed or delivered at the following address:

If to the Broker/Dealer:	Clear Street LLC 4 World Trade Center 150 Greenwich Street, 45th Floor New York, NY 10007 Attn: Steve Bisgay and Brian Oliveira Email: treasury@clearstreet.io

With a copy to:	4 World Trade Center 150 Greenwich Street, 45th Floor Attn: Kenneth A. Sicklick Email: legal@clearstreet.io

If to Administrator:	Byline Bank 180 N. LaSalle Street, 18th Floor Chicago, Illinois 60601 Attn: Scott A. Mier Fax: (773) 843-7832 Email: [ ]

With a copy to:	Saul Ewing LLP 161 N. Clark Street, Suite 4200 Chicago, Illinois 60601 Attn: Erik L. Kantz Fax: (312) 876-6211 Email: [ ]

If to a Lender:	To such Lender at the address specified on the applicable Lender’s signature page hereto.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 11. All such notices and other communications shall be effective, (i) if mailed, when received or three (3) days after deposited in the mails, whichever occurs first, (ii) if faxed, when transmitted and confirmation received, or if emailed, upon transmission provided that notice also is provided by another means hereunder (iii) if hand delivered, upon delivery, and if delivered by overnight courier, upon the next Business Day following deposit.

12. Expenses; Indemnification; Sharing of Setoffs.

(a) The Broker/Dealer agrees to pay or reimburse the Administrator, within 30 days of demand, for all reasonable and documented out-of-pocket expenses (including the reasonable and documented fees and expenses of outside legal counsel for the Administrator) incurred by the Administrator in connection with the enforcement or protection of the Administrator’s rights pursuant to this Loan Agreement and the other Loan Documents and the Loan, including those incurred with respect to a Default and any enforcement or collection proceedings resulting therefrom, including without limitation, in (A) proceedings under any Debtor Relief Laws or any winding up or liquidation proceedings, (B) judicial or regulatory proceedings and (C) workout, restructuring or other negotiations or proceedings, whether or not the workout, restructuring or transaction contemplated thereby is consummated; provided, however, that any payment or reimbursement shall be subject to the paragraph 3 of the Form 33R.

(b) The Broker/Dealer hereby agrees to indemnify the Administrator, each Lender and its and their Subsidiaries and Affiliates and its and their respective partners, members, directors, officers, employees, agents and advisors (each an “Indemnified Party”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of, in connection with, or as a result of, this Loan Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof, including, without limitation, the reasonable fees, disbursements and other charges of one firm counsel for all Indemnified Parties (and, if necessary, by a single firm of special or local counsel in each appropriate jurisdiction for all Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Party)) incurred in connection with any such investigation or litigation or other proceedings; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, liabilities, claims, damages, or expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or a material breach of this Loan Agreement by such Indemnified Party, (ii) for which the Indemnified Party has received payment of indemnification from another Indemnified Party, or (iii) that result from a claim by an Indemnified Party against another Indemnified Party, which claim relates solely to the act or omission of the Indemnified Party against whom such claim is brought or does not relate to any act or omission of the Broker/Dealer. The Administrator agrees to give the Broker/Dealer notice of any such investigations, litigation or other proceedings, within a reasonable time after Administrator’s actual discovery of the same; provided that the Administrator’s failure to provide such notice shall not affect the Broker/Dealer’s obligations hereunder.

(c) To the fullest extent permitted by applicable law, the Broker/Dealer shall not assert, and the Broker/Dealer hereby waives, any claim against each Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Loan Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.

(d) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrator and Broker/Dealer, at the time or times reasonably requested by the Administrator and Broker/Dealer, such properly completed and executed documentation reasonably requested by the Administrator and Broker/Dealer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrator and Broker/Dealer, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrator and Broker/Dealer as will enable the Administrator and Broker/Dealer to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i) any Lender that is a U.S. Person shall deliver to Broker/Dealer and the Administrator on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrator or Broker/Dealer), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrator or Broker/Dealer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrator or Broker/Dealer), whichever of the following is applicable:

a. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b. executed originals of IRS Form W-8ECI;

c. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in a form reasonably acceptable to Administrator to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Broker/Dealer within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN;

d. to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form acceptable to Administrator on behalf of each such direct and indirect partner;

e. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrator and Broker/Dealer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrator and Broker/Dealer), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Administrator and Broker/Dealer to determine the withholding or deduction required to be made;

f. if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrator and Broker/Dealer at the time or times prescribed by law and at such time or times reasonably requested by the Administrator and Broker/Dealer such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrator and Broker/Dealer as may be necessary for the Administrator and Broker/Dealer to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrator in writing of its legal inability to do so.

(e) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Sharing of Setoffs. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by setoff or application of deposit balances or otherwise, on any of the Revolving Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Revolving Loans held by each such other Lenders as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

(g) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrator or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

13. Amendments to Form 33R,

(a) Paragraph 3(a)(v) of the Form 33R is modified by adding “or the minimum capital requirement as defined by the DSRO” to the end following “or any successor regulation in effect”.

(b) Paragraph 5(a)(i) of the Form 33R is modified by adding “or the minimum capital requirement as defined by the DSRO” following “less than the amount specified in Section 1.17(h)(2)(vii)(B) of the regulations of the CFTC”.

(c) Paragraph 5(b)(v) of the Form 33R is modified by adding “or the minimum capital requirement as defined by the DSRO” to the end following “or any successor regulation in effect”.

(d) Paragraph 19(c) of the Form 33R is hereby replaced with the following as paragraphs 19(c), 19(d) and 19(e) of the Form 33:

“(c) The Broker/Dealer may not transfer, sell, assign, pledge, or otherwise encumber or dispose of any of its rights or obligations under the Loan Documents without the prior written consent of the Required Lenders and the prior written consent of FINRA, and any attempted transfer, sale, assignment, pledge, encumbrance or disposal shall be null and void. The Lenders may transfer, sell, assign, pledge, or otherwise encumber or dispose of the Loans or any portion thereof only with the prior written consent of the Broker/Dealer (not to be unreasonably withheld or delayed and not to be required during the continuance of an Event of Default or an Event of Acceleration) and the Administrator to a Qualified Lender, and only with the prior written consent of FINRA.

(d) Notwithstanding anything herein to the contrary, subject to the approval of the board of directors of the Administrator and each Lender (if deemed necessary or appropriate by the Administrator or such Lender) and only with the prior written consent of FINRA and the Administrator in each instance, the Lender may, in its sole discretion and without the Broker/Dealer’s consent, assign its rights and obligations under the Loan Documents and the Loan (before or after the closing) to Affiliates of the Lender (but subject to customary documentation in form and substance reasonably acceptable to the Broker/Dealer and the Administrator) so long as such Affiliate is a Qualified Lender. Upon the effectiveness of any such assignment, the Broker/Dealer shall look solely to the assignee in respect of this Loan Agreement and Lender shall have no further obligations in respect of this Loan Agreement.

(e) In each case under subsections (c) and (d) above, the Qualified Lender shall deliver a signed disclosure statement together with a lender’s attestation and certificate of incumbency in such forms as approved by FINRA.”

(e)	The following language is hereby added at the end of paragraph 2 of the Form 33R:

“For the avoidance of doubt, nothing in this paragraph 2 or elsewhere in this Agreement shall be deemed to restrict or otherwise limit the ability of the Broker/Dealer to make payments or prepayments to the Lender hereunder as long as there are no claims of creditors that are senior to the Lender’s claims hereunder that are outstanding and payable at the time of any such payment or prepayment, and provided that in all cases such payments or prepayments shall be subject to applicable capital tests specified herein (if any).”

14. Reliance and Survival. All covenants, agreements, representations and warranties made by the Broker/Dealer herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Loan Agreement or any other Loan Document incorporated herein by reference shall be considered to have been relied upon by the Administrator and shall survive the execution and delivery of any Loan Document and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrator may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as this Loan Agreement has not been terminated (whether by maturity or otherwise). The provisions of Section 3 and Sections 9 through 24 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the permitted assignment of this Loan Agreement, and the termination of this Loan Agreement or any provision hereof. The benefits of this Section shall extend to any Person who is or has been a Lender under this Loan Agreement.

15. Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Administrator of any property should for any reason subsequently be declared to be void or voidable under any Debtor Relief Laws, including the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Administrator is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Administrator is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Administrator, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16. No Fiduciary Duty. The Broker/Dealer agrees that in connection with all aspects of the transactions contemplated by this Loan Agreement and the other Loan Documents and any communications in connection therewith, the Broker/Dealer and its Affiliates, on the one hand, and the Administrator and each Lender and its and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrator or Lender or its or their Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

17. Counterparts; Integration. This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Loan Agreement by signing any such counterpart. This Loan Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

18. Amendments.

(a) Except as provided herein, no provision of the Loan Agreement may be amended, supplemented or otherwise modified (each, a “modification”) except by an instrument in writing signed by the Broker/Dealer and the Administrator and approved by the Examining Authority. The Loan Agreement shall not be subject to cancellation by either the Administrator or the Broker/Dealer, and no payment shall be made, nor the Loan Agreement terminated, rescinded or modified by mutual consent or otherwise if the effect thereof would be inconsistent with the requirements of 17 CFR 240.15c3-l and 240.15c3-ld.

(b) No amendment or waiver of any provision of this Loan Agreement or any other Loan Document, and no consent to any departure by the Broker/Dealer therefrom, shall be effective unless in writing signed by the Required Lenders and the Broker/Dealer, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 6, or, other requirement to fund any Revolving Loan, without the written consent of each Lender;

(ii) extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to the Loan Agreement) without the written consent of such Lender;

(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(iv) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount excluding any Defaulting Lender;

(v) change (i) any term of the Loan Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the pro rata reduction of the Revolving Credit Commitments;

(vi) change any provision of this Section 18 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender excluding any Defaulting Lender; or

(vii) release the Broker/Dealer or permit the Broker/Dealer to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender excluding any Defaulting Lender.

19. Headings. The captions in this Loan Agreement are for convenience of reference only and in no way define, limit or describe the scope of this Loan Agreement and shall not be considered in the interpretation of this Loan Agreement or any provision thereof.

20. WAIVER OF DEFENSES. SO LONG AS THE ADMINISTRATOR ACTS IN GOOD FAITH AND ONLY TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE BROKER/DEALER WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BROKER/DEALER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE ADMINISTRATOR IN ENFORCING THIS AGREEMENT. PROVIDED THE ADMINISTRATOR ACTS IN GOOD FAITH, THE BROKER/DEALER RATIFIES AND CONFIRMS WHATEVER THE ADMINISTRATOR MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT EXCEPT FOR THE ADMINISTRATOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATOR OR LENDERS GRANTING ANY FINANCIAL ACCOMMODATION TO THE BROKER/DEALER.

21. Release of Claims Against the Administrator and Lenders. In consideration of the Lenders ‘ commitment to making the Loans, the Broker/Dealer and all other Obligors do each hereby release and discharge the Administrator and Lenders of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Administrator or Lenders relating to the Loans or the Loan Documents from the date of their respective first contact with the Administrator or Lender until the date of this Agreement including, but not limited to, any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Administrator. The Broker/Dealer and all other Obligors confirm to Administrator that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that the Administrator and each Lender is relying upon this release in extending the Loans to the Broker/Dealer.

22. Customer Identification - USA Patriot Act Notice. The Administrator hereby notifies the Broker/Dealer that pursuant to the requirements of the Patriot Act and the Administrator’s and Lenders’ policies and practices, the Administrator and Lenders are required to obtain, verify and record certain information and documentation that identifies the Broker/Dealer, which information includes the name and address of the Broker/Dealer and such other information that will allow the Administrator to identify the Broker/Dealer in accordance with the Patriot Act.

23. Governing Law, Jury Waiver. This Rider shall be deemed to have been made under, and shall be governed by, the laws of the State of Illinois in all respects. THE BROKER/DEALER, ADMINISTRATOR AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

24. Assignments.

(a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Revolving Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrator or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, unless each of the Administrator and, so long as no Event of Default has occurred and is continuing, Broker/Dealer otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loan or the Revolving Credit Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment by a Lender to any Eligible Assignee except to the extent required by Section 24(a)(i)(B) and, in addition: (A) the consent of the Examining Authority shall be required; and (B) the consent of Broker/Dealer (such consent not to be unreasonably withheld or delayed) shall be required unless

(x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Broker/Dealer shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrator within ten (10) days after having received notice thereof.

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrator an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if not a Lender, shall deliver to the Administrator such administrative questionnaire or other documentation as may be required by Administrator.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Defaulting Lender or any of its subsidiaries, or any Person which, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A) or (B) a natural Person.

Subject to acceptance and recording thereof by the Administrator pursuant to Section 24(b), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 12 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 25.

(b) Administrator, acting solely for this purpose as an agent of Broker/Dealer, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Broker/Dealer, the Administrator, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Broker/Dealer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section 24 shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Rider, the Form 33R and the approval of FINRA.

25. Participants. Subject to the approval of the Examining Authority, each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Revolving Loans made and/or Revolving Credit Commitments held by such Lender at any time and from time to time to one or more other Persons (each, a “Participant”); provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such Participant shall have any rights under this Agreement except as provided in this Section, and the Administrator shall have no obligation or responsibility to such Participant, and such Participant further shall deliver a signed disclosure statement in such form as approved by FINRA. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of Broker/Dealer under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such Participant has an interest. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except (i) the Broker/Dealer or (ii) to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5fl.3-l(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrator (in its capacity as Administrator) shall have no responsibility for maintaining a Participant Register.

26. Confidentiality. Each of the Administrator and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to such Person’s Affiliates and representatives that have a need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any Examining Authority or any other regulatory authority having or purporting to have jurisdiction over such Person; (c) to the extent required by applicable laws or regulations or by any subpoena or other legal process; (d) to any other party hereto or such party’s Affiliates; (e) in connection with the exercise of any remedies hereunder or under any Loan Document or any action or proceeding relating to or arising from this Agreement or any other Loan Document or the enforcement of any rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 26, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party to any swap, derivative or other transaction under which payments are to be made by reference to the Broker/Dealer and its obligations, this Agreement or the other Loan Documents or payments hereunder or under the other Loan Documents; (h) with the consent of the Broker/Dealer, not to be unreasonably withheld or delayed; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 26, (y) becomes available to the Administrator, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Broker/Dealer. For purposes of this Section 26, “Information” means all information that is received from Parent, the Broker/Dealer or their Subsidiaries, or from any other Person on behalf of Parent, the Broker/Dealer, or their Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised a reasonable degree of care to maintain the confidentiality of such Information.

27. Lenders’ Obligations Several. The obligations of the Lenders are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association joint venture or other entity.

[Signature Pages Follow]

The Broker/Dealer, Administrator and each Lender agree that this Rider shall be deemed to be a part of this Loan Agreement.

BROKER/DEALER: CLEAR STREET LLC

By:	/s/ Brian Oliveira
Name: Brian Oliveira
Title: Chief Financial Officer

ADMINISTRATOR: BYLINE BANK

By:
Name: Scott Mier
Title: Senior Vice President

[Signature Page to Rider A to Revolving Note and Cash Subordination Agreement]

The Broker/Dealer, Administrator and each Lender agree that this Rider shall be deemed to be a part of this Loan Agreement.

BROKER/DEALER: CLEAR STREET LLC

By:
Name: Brian Oliveira
Title: Chief Financial Officer

ADMINISTRATOR: BYLINE BANK

By:	/s/ Scott Mier
Name: Scott Mier
Title: Senior Vice President

[Signature Page to Rider A to Revolving Note and Cash Subordination Agreement]

LENDER: BYLINE BANK

By:	/s/ Scott Mier
Name: Scott Mier
Title: Senior Vice President

Address for Notices: 180 N. LaSalle Street, 18th Floor Chicago, Illinois 60601 Attn: Scott A. Mier Fax: (773) 843-7832 Email: smier@bylinebank com

[Signature Page to Rider A to Revolving Note and Cash Subordination Agreement]

LENDER: FIRST MERCHANTS BANK

By:	/s/ Joshua McKenney
Name: Joshua McKenney
Title: Vice President

Address for Notices: 8711 River Crossing Blvd., Indianapolis, IN 46240 Attn: Joshua McKenney Fax: 317-566-6138 Email: jmckenney@firstmerchants.com

[Signature Page to Rider A to Revolving Note and Cash Subordination Agreement]

LENDER: TRISTATE CAPITAL BANK

By:	/s/ Ellen Frank
Name: Ellen Frank
Title: Senior Vice President

Address for Notices: Attn: Ellen Frank Fax: – Email: eframl@tscbank.com

[Signature Page to Rider A to Revolving Note and Cash Subordination Agreement]

LENDER: LAKESIDE BANK

By:	/s/ James McGrogan
Name: James McGrogan
Title: Senior Vice President

Address for Notices:	141 W Jackson Blvd., STE: 130A Chicago, IL 60604

Attn: Loan Operations
Fax: (630) 974-6341
Email: loanoperations@lakesidebank.com

[Signature Page to Rider A to Revolving Note and Cash Subordination Agreement]

LENDER: OLD NATIONAL BANK

By:	/s/ Mike King
Name: Mike King
Title: Senior Vice President

Address for Notices:	141 W Jackson Blvd., STE: 130A Chicago, IL 60604

Attn: Mike King
Fax:
Email: mike.king@oldnational.com

[Signature Page to Rider A to Revolving Note and Cash Subordination Agreement]

SCHEDULE 1

REVOLVING CREDIT COMMITMENTS AND REVOLVER PERCENTAGES

Lender	Revolving Credit Commitment	Revolver Percentage
Byline Bank	$30, 000,000	40.00%
First Merchants Bank	$15,000,000	20.00%
TriState Capital Bank	$10,000,000	13.33%
Lakeside Bank	$10,000,000	13.33%
Old National Bank	$10,000,000	13.33%

Exhibit A

Form of Compliance Certificate

See attached.

COMPLIANCE CERTIFICATE

October [___], 2025

Byline Bank

180 N. LaSalle Street, 18th Floor

Chicago, Illinois 60601

Attention:	Scott A. Mier
Electronic Mail:	smier@bylinebank.com
Fax:	(773) 843-7832
Confirmation:	(312) 396-4445

Ladies and Gentlemen:

This compliance certificate is furnished by the undersigned to the Administrator pursuant to Section 7(f)(iv) of that certain Revolving Note and Cash Subordination Agreement and attached Rider A, each dated as of October [__], 2025 (as each may be amended, modified or supplemented from time to time, collectively, the “Loan Agreement”), by the Broker/Dealer, BYLINE BANK, in its capacity as lead arranger and as administrative agent for the Lenders, as provided therein (the “Administrator”), and the financial institutions identified therein who are from time to time party to the Loan Agreement (each a “Lender” and collectively with Byline Bank, the “Lenders”). All capitalized terms used but not defined herein shall have the respective meanings set forth in the Loan Agreement.

The undersigned, as the Chief Financial Officer of Clear Street LLC, a Delaware limited liability company (the “Broker/Dealer”), hereby certifies to the Administrator that:

(a) The following sets forth the financial data and/or computation of the financial covenants contained in Section 7(a) of the Loan Agreement, all of which data and computations are true and complete and have been made in accordance with the relevant sections of the Loan Agreement:

Covenant	Compliance Level	Actual (Calculation as of [DATE])
Section 7(a)(i) Tentative Net Capital	$450,000,000	$	_____________________
Section 7(a)(ii) Excess Net Capital	Minimum $300,000,000	$	_____________________
Section 7(a)(iii) Maximum Leverage Ratio	Not to exceed 0.20 times the Broker/Dealer’s Tentative Net Capital		_____________________

(b) In accordance with Section 7(f)(iv)(B) of the Loan Agreement, attached hereto is a schedule of the Broker/Dealer’s liquidity (bank and trading accounts).

(c) In accordance with Section 7(f)(iv)(C) of the Loan Agreement, attached hereto as Schedule A is a schedule disclosing and describing in reasonable detail all of the matters required to be disclosed pursuant to Section 7(f)(iv)(C) of the Loan Agreement.

(d) In accordance with Section 7(f)(iv)(D) of the Loan Agreement, the amount of dividends or other distributions or payments to the holders of the Broker/Dealer’s Capital Securities paid during the current fiscal quarter is $[ ].

(e) No Default or Event of Default has occurred or is continuing.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the undersigned has caused this Compliance Certificate to be duly executed and delivered on behalf of the Broker/Dealer as of the date first written above.

CLEAR STREET LLC

By:
Name:
Title:

[Signature Page to Compliance Certificate]

Schedule 5(e)

Equity Ownership

Class A Units:

100,000,000 Class A Units issued and outstanding: held 100% by Clear Street Holdings LLC

Class B Preferred Member Units:

Class B Preferred Member Units were issued to certain participants in JBO arrangements

Pursuant to the Investor Rights Agreement of Clear Street Group, Inc. dated as of April 13, 2022, as amended on October 7, 2022, and February 4, 2023, the Major Investors and Key Holders (as defined therein) have a right of first offer over new securities.

Schedule 5(k)

Liquidity

Schedule 7(i)

Depository Relationship

Schedule 7(o)

Liens

The following liens evidenced by UCC-1 financing statements are filed with the Secretary of State of the State of Delaware. The Broker/Dealer incurs liens, including in connection with the buying and selling of securities, in the ordinary course of business of the Broker/Dealer.

•

UCC-1 Financing Statement No. 20193815631, together with UCC Amendment No. 20203825074, UCC Amendment No. 20208514665, UCC Amendment No. 20208517379, UCC Amendment No. 20222768117, UCC Amendment No. 20222769123, UCC Continuation No. 20242903 803, UCC Amendment No. 20247854068, UCC Amendment No. 20247882739 and UCC Amendment No. 20247882796.

•	UCC-1 Financing Statement No. 20208515142, together with UCC Amendment No. 20247853995, UCC Amendment No. 20247882788 and UCC Amendment No. 20247882887.

•	UCC-1 Financing Statement No. 20242566279.

•	UCC-1 Financing Statement No. 20242566287.

•	UCC-1 Financing Statement No. 20247883018.

•	UCC-1 Financing Statement No. 20245000250.

•	UCC-1 Financing Statement No. 20254915440.

Schedule 7(x)

Sharing Agreements

1.	Expense Sharing Agreement dated as of November 1, 2023 by and between Clear Street Management LLC and Clear Street LLC, as may be amended and restated.

2.	Expense Sharing Agreement dated as of November 1, 2023 by and between Clear Street Holdings LLC and Clear Street LLC, as may be amended and restated.

3.

Software License Agreement dated as of May 1, 2019, as amended by the Third Amendment to the Software Licensing Agreement dated July 14, 2022, by and between Clear Street Technologies USVI LLC and Clear Street LLC, as may be further amended and restated.